Filed Pursuant to Rule 424(b)(5)
Registration No.: 333-206953

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell nor do they seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS SUPPLEMENT (Subject to Completion)

(To Prospectus dated September 15, 2015)

Issued April 27, 2017

SunTrust Banks, Inc.

Depositary Shares Each Representing a 1/100th Interest

in a Share of Fixed-to-Floating Rate Perpetual Preferred Stock, Series G

Each of the                 depositary shares offered hereby represents a 1/100th ownership interest in a share of Fixed-to-Floating Rate Perpetual Preferred Stock, Series G (the “Shares” or the “Series G Preferred Stock”), $100,000 liquidation preference per share (equivalent to $1,000 per depositary share), of SunTrust Banks, Inc. (“SunTrust”) deposited with U.S. Bank National Association, as depositary. The depositary shares are evidenced by depositary receipts. As a holder of depositary shares, you are entitled to all proportional rights and preferences of the Series G Preferred Stock (including dividend, voting, redemption and liquidation rights). You must exercise these rights through the depositary.

Holders of Series G Preferred Stock will be entitled to receive dividend payments only when, as and if declared by our board of directors or a duly authorized committee of the board. From the date of original issue to, but excluding, June 15, 2022, dividends will be payable at a rate of     % per annum, payable semi-annually, in arrears, on June 15 and December 15 of each year, beginning on December 15, 2017 and ending on June 15, 2022. From and including June 15, 2022, dividends will be payable at a floating rate equal to three-month LIBOR plus a spread of     % per annum, payable quarterly, in arrears, on March 15, June 15, September 15 and December 15 of each year, beginning on September 15, 2022.

Dividends on the Shares will be non-cumulative. In the event dividends are not declared on Series G Preferred Stock for payment on any dividend payment date, then those dividends will not be cumulative and will not accrue or be payable, and if we have not declared a dividend before the dividend payment date for any dividend period, we will have no obligation to pay dividends for that dividend period, whether or not dividends on the Series G Preferred Stock are declared for any future dividend period.

On any dividend payment date occurring on or after June 15, 2022 we may redeem the Series G Preferred Stock, in whole or in part, at a redemption price of $100,000 per Share (equivalent to $1,000 per depositary share), plus any declared and unpaid dividends. In addition, we may redeem the Series G Preferred Stock, in whole but not in part, at any time within 90 days following a Regulatory Capital Event (as defined herein), at a redemption price of $100,000 per Share (equivalent to $1,000 per depositary share), plus any declared and unpaid dividends. The Series G Preferred Stock will not have voting rights, except as set forth under “Description of Series G Preferred Stock—Voting Rights” beginning on page S-24.

We do not intend to list the depositary shares or the Series G Preferred Stock on any securities exchange.

Neither the Series G Preferred Stock nor the depositary shares are savings accounts, deposits or other obligations of any of our bank or non-bank subsidiaries and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality.

Investing in the depositary shares involves risk. See “Risk Factors” beginning on page S-10 of this prospectus supplement to read about factors you should consider before making a decision to invest in the depositary shares.

Neither the Securities and Exchange Commission, any state securities commission, the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System (the “Federal Reserve”) nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Depositary Share	Total
Initial Public Offering Price(1)	$	$
Underwriting Discount	$	$
Proceeds, Before Expenses, to SunTrust Banks, Inc.	$	$

(1)	The initial public offering price set forth above does not include dividends, if any, that may be declared. Dividends, if declared, will be calculated from the date of original issuance, which is expected to be May , 2017.

The underwriters expect to deliver the depositary shares in book-entry form only through the facilities of The Depository Trust Company against payment in New York, New York on May     , 2017. Beneficial interests in the depositary shares will be shown on, and transfers thereof will be effected only through, records maintained by The Depository Trust Company and its direct and indirect participants, including Clearstream Banking, société anonyme, Luxembourg and Euroclear Bank S.A./N.V.

SunTrust Robinson Humphrey, Inc., our subsidiary, is participating in this offering of depositary shares as an underwriter. Accordingly, this offering is being conducted in compliance with the provisions of Financial Industry Regulatory Authority (“FINRA”) Rule 5121.

Joint Bookrunners

Credit Suisse	Goldman, Sachs & Co.	Morgan Stanley	SunTrust Robinson Humphrey

Prospectus Supplement dated May    , 2017

Prospectus Supplement

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part is the prospectus, which describes more general information, some of which may not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus, together with additional information described below under the heading “Where You Can Find More Information.”

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus supplement to “SunTrust,” “we,” “us,” “our” or similar references mean SunTrust Banks, Inc. and its subsidiaries.

If the information set forth in this prospectus supplement differs in any way from the information set forth in the accompanying prospectus, you should rely on the information set forth in this prospectus supplement.

Neither we nor the underwriters have authorized anyone to provide you with information other than the information contained in this prospectus supplement and the accompanying prospectus, including the information incorporated by reference, or any free writing prospectus that we prepare and distribute. Neither we nor the underwriters take any responsibility for, or provide any assurance as to the reliability of, any other information that others may give you. This prospectus supplement, the accompanying prospectus and any such free writing prospectus may be used only for the purposes for which they have been prepared.

We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information appearing in this prospectus supplement or any document incorporated by reference is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date. Neither this prospectus supplement nor the accompanying prospectus constitutes an offer, or an invitation on our behalf or on behalf of the underwriters, to subscribe for and purchase, any of the securities and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

S-ii

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or the “SEC.” Our SEC filings are available to the public from the SEC’s web site at http://www.sec.gov. To receive copies of public records not posted to the SEC’s web site at prescribed rates, you may complete an online form at http://www.sec.gov, send a fax to 202-772-9337 or submit a written request to the SEC, Office of FOIA/PA Operations, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information. Our SEC filings are also available at the offices of the New York Stock Exchange, or the “NYSE.” For further information on obtaining copies of our public filings at the NYSE, you should call 212-656-3000.

The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the following documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the “Exchange Act,” prior to the termination of the offering (other than, in each case, information that is deemed not to have been filed in accordance with SEC rules):

•	Annual Report on Form 10-K for the year ended December 31, 2016; and

•	Current Reports on Form 8-K dated January 25, 2017, February 24, 2017, April 25, 2017 and April 27, 2017.

You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing), at no cost, by writing or calling us at the following address:

SunTrust Banks, Inc.

303 Peachtree Street, NE

Atlanta, Georgia 30308

Telephone: 404-588-7711

Attn: Corporate Secretary

We have also filed a registration statement (No. 333-206953) with the SEC relating to the securities offered by this prospectus supplement and the accompanying prospectus. This prospectus supplement is part of the registration statement. You may obtain from the SEC a copy of the registration statement and exhibits that we filed with the SEC when we registered the depositary shares and the Series G Preferred Stock. The registration statement may contain additional information that may be important to you.

Unless otherwise indicated, currency amounts in this prospectus supplement are stated in U.S. dollars.

S-iii

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

The information included or incorporated by reference in this prospectus supplement may contain forward-looking statements, including statements about credit quality and the future prospects of SunTrust. Statements that do not describe historical or current facts, including statements about beliefs and expectations, are forward-looking statements. These statements often include the words “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future conditional verbs such as “may,” “will,” “should,” “would” and “could.”

Such statements are based upon the current beliefs and expectations of SunTrust’s management and on information currently available to management. The forward-looking statements are intended to be subject to the safe harbor provided by Section 27A of the Securities Act of 1933, as amended, or the “Securities Act,” and Section 21E of the Exchange Act. Such statements speak as of the date hereof, and SunTrust does not assume any obligation to update the statements included or incorporated by reference herein or to update the reasons why actual results could differ from those contained in such statements in light of new information or future events.

Forward-looking statements are subject to significant risks and uncertainties. Investors are cautioned against placing undue reliance on such statements. Actual results may differ materially from those set forth in the forward-looking statements. Factors that could cause actual results to differ materially from those described in the forward-looking statements can be found under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2016, as well as in our periodic reports and Current Reports filed on Form 8-K with the SEC and available at the SEC’s internet site (http://www.sec.gov). Those factors include:

•

current and future legislation and regulation could require us to change our business practices, reduce revenue, impose additional costs, or otherwise adversely affect business operations or competitiveness;

•	we are subject to stringent capital adequacy and liquidity requirements and our failure to meet these would adversely affect our financial condition;

•	the monetary and fiscal policies of the federal government and its agencies could have a material adverse effect on our earnings;

•

our financial results have been, and may continue to be, materially affected by general economic conditions, and a deterioration of economic conditions or of the financial markets may materially adversely affect our lending and other businesses and our financial results and condition;

•	changes in market interest rates or capital markets could adversely affect our revenue and expenses, the value of assets and obligations, and the availability and cost of capital and liquidity;

•

our earnings may be affected by volatility in mortgage production and servicing revenues, and by changes in carrying values of our servicing assets and mortgages held for sale due to changes in interest rates;

•	disruptions in our ability to access global capital markets may adversely affect our capital resources and liquidity;

•	we are subject to credit risk;

•	we may have more credit risk and higher credit losses to the extent that our loans are concentrated by loan type, industry segment, borrower type, or location of the borrower or collateral;

S-iv

•	we rely on the mortgage secondary market and government-sponsored enterprises for some of our liquidity;

•	loss of customer deposits could increase our funding costs;

•	any reduction in our credit rating could increase the cost of our funding from the capital markets;

•	we are subject to litigation, and our expenses related to this litigation may adversely affect our results;

•	we may incur fines, penalties and other negative consequences from regulatory violations, possibly even inadvertent or unintentional violations;

•

we are subject to certain risks related to originating and selling mortgages, and we may be required to repurchase mortgage loans or indemnify mortgage loan purchasers as a result of breaches of representations and warranties, or borrower fraud, and this could harm our liquidity, results of operations, and financial condition;

•	we face risks as a servicer of loans;

•	we are subject to risks related to delays in the foreclosure process;

•	consumers and small businesses may decide not to use banks to complete their financial transactions, which could affect net income;

•	we have businesses other than banking which subject us to a variety of risks;

•	negative public opinion could damage our reputation and adversely impact business and revenues;

•	we may face more intense scrutiny of our sales, training, and incentive compensation practices;

•	we rely on other companies to provide key components of our business infrastructure;

•	competition in the financial services industry is intense and we could lose business or suffer margin declines as a result;

•	we continually encounter technological change and must effectively develop and implement new technology;

•	maintaining or increasing market share depends on market acceptance and, in some circumstances, regulatory approval of new products and services;

•	we have in the past and may in the future pursue acquisitions, which could affect costs and from which we may not be able to realize anticipated benefits;

•	we depend on the expertise of key personnel, and if these individuals leave or change their roles without effective replacements, operations may suffer;

•

we may not be able to hire or retain additional qualified personnel and recruiting and compensation costs may increase as a result of turnover, both of which may increase costs and reduce profitability and may adversely impact our ability to implement our business strategies;

•	our framework for managing risks may not be effective in mitigating risk and loss to us;

•	our controls and procedures may not prevent or detect all errors or acts of fraud;

•	we are at risk of increased losses from fraud;

S-v

•

a failure in, or breach of, our operational or security systems or infrastructure, or those of our third party vendors and other service providers, including as a result of cyber-attacks, could disrupt our businesses, result in the disclosure or misuse of confidential or proprietary information, damage our reputation, increase our costs and cause losses;

•	the soundness of other financial institutions could adversely affect us;

•	we depend on the accuracy and completeness of information about clients and counterparties;

•	our accounting policies and processes are critical to how we report our financial condition and results of operations, and require management to make estimates about matters that are uncertain;

•	depressed market values for our stock and adverse economic conditions sustained over a period of time may require us to write down some portion of our goodwill;

•	our financial instruments measured at fair value expose us to certain market risks;

•	our stock price can be volatile;

•	we might not pay dividends on our stock;

•	our ability to receive dividends from our subsidiaries or other investments could affect our liquidity and ability to pay dividends; and

•	certain banking laws and certain provisions of our articles of incorporation may have an anti-takeover effect.

S-vi

SUMMARY

The following information should be read together with the information contained in or incorporated by reference in other parts of this prospectus supplement and in the accompanying prospectus. It may not contain all the information that is important to you. You should carefully read this entire prospectus supplement and the accompanying prospectus, as well as the information to which we refer you and the information incorporated by reference herein, before making a decision to invest in the depositary shares representing interests in our Series G Preferred Stock. To the extent the following information is inconsistent with the information in the accompanying prospectus, you should rely on the following information. If any statement in this prospectus supplement conflicts with any statement in a document which we have incorporated by reference, then you should consider only the statement in the more recent document. You should pay special attention to the “Risk Factors” section of this prospectus supplement to determine whether an investment in the depositary shares representing interests in our Series G Preferred Stock is appropriate for you.

SunTrust Banks, Inc.

SunTrust Banks, Inc., with total consolidated assets of $205.6 billion and total consolidated deposits of $162.9 billion as of March 31, 2017, is a leading provider of financial services. Our flagship subsidiary, SunTrust Bank, offers a full line of financial services for consumers, businesses, corporations, and institutions, both through its branches and through other national delivery channels. In addition to deposit, credit, mortgage banking, and trust and investment services offered by our bank, our other subsidiaries provide asset and wealth management, securities brokerage, and capital markets services.

SunTrust enjoys strong market positions in some of the highest-growth markets in the United States and also serves clients in selected markets nationally. Our strategic priorities include growing and deepening client relationships, improving our efficiency, and optimizing our balance sheet to enhance returns. We are a purpose-driven company focused on Lighting The Way to Financial Well-Being for our clients, investors, teammates, and communities.

As of March 31, 2017, SunTrust had 1,316 full service banking offices and 2,132 ATMs, which are located primarily in Florida, Georgia, Maryland, North Carolina, South Carolina, Tennessee, Virginia and the District of Columbia. In addition, SunTrust provides clients with a selection of branch-based and technology-based banking channels, including the internet, mobile, ATMs, and telebanking.

As of March 31, 2017, SunTrust had total assets under advisement of $150.0 billion, consisting of $41.6 billion in trust and institutional managed assets, $14.0 billion in retail-brokerage managed assets and $94.4 billion in non-managed assets. SunTrust’s mortgage servicing portfolio was $164.5 billion as of March 31, 2017.

We operated through three business segments as of March 31, 2017: Consumer Banking and Private Wealth Management, Wholesale Banking, and Mortgage Banking, with our functional activities included in Corporate Other. Commencing with the second quarter of 2017, we have realigned our business segment structure from three segments to two segments based on, among other things, the manner in which financial information is evaluated by our management and in conjunction with organizational changes made throughout our organization that were announced during the first quarter of 2017. Specifically, we plan to retain the current composition of our Wholesale Banking segment and change the basis of presentation of our Consumer Banking and Private Wealth Management segment and Mortgage Banking segment by combining those segments into a single consumer segment.

Our internet address is http://www.suntrust.com, and our investor relations website is http://investors.suntrust.com. Information presented on or accessed through our websites is not incorporated into, or made a part of, this prospectus supplement.

Our principal executive offices are located at SunTrust Banks, Inc., 303 Peachtree Street, NE, Atlanta, Georgia 30308. Our telephone number is 404-588-7711.

Summary of the Offering

The following summary contains basic information about the depositary shares representing interests in our Series G Preferred Stock and the offering and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of these securities, you should read the sections of this prospectus supplement entitled “Description of the Series G Preferred Stock” and “Description of the Depositary Shares.”

Issuer	SunTrust Banks, Inc.

Securities Offered	depositary shares, each representing a 1/100th ownership interest in a share of Fixed-to-Floating Rate Perpetual Preferred Stock, Series G, no par value (the “Shares” or the “Series G Preferred Stock”), of SunTrust, with a liquidation preference of $100,000 per Share (equivalent to $1,000 per depositary share) and $ in the aggregate. Each holder of a depositary share will be entitled, through the depositary, in proportion to the applicable fraction of a Share represented by such depositary share, to all the rights and preferences of the Shares represented thereby (including dividend, voting, redemption and liquidation rights).

SunTrust may from time to time elect to issue additional depositary shares representing additional Shares, and all such additional Shares will be deemed to form a single series with the Shares represented by the depositary shares offered hereby.

Dividends	Dividend Rate. Dividends on the Shares will accrue at a rate equal to (i) % per annum for each semi-annual dividend period from the issue date of the depositary shares to, but excluding, June 15, 2022 (the “Fixed Rate Period”) and (ii) three-month LIBOR plus a spread of % per annum, for each quarterly dividend period from June 15, 2022 through the redemption date of the Preferred Stock, if any (the “Floating Rate Period”).

Dividend Payment Dates. During the Fixed Rate Period, we will pay dividends on the Preferred Stock semi-annually, in arrears, on June 15 and December 15 of each year, beginning on December 15, 2017 and ending on June 15, 2022, and during the Floating Rate Period, we will pay dividends on the Preferred Stock quarterly, in arrears, on March 15, June 15, September 15 and December 15 of each year, beginning on September 15, 2022, subject to adjustment in the case that a dividend payment date after June 15, 2022 falls on a day that is not a business day as described under “Description of Series G Preferred Stock—Dividends” below.

Declaration of Dividends, etc. Holders of Shares will be entitled to receive cash dividends, only when, as and if declared by SunTrust’s board of directors or a duly authorized committee of the board, payable at the dividend rate applied to the liquidation preference per Share.

Non-Cumulative Dividends. Dividends on the Shares will be non-cumulative. For any dividend payment date, we will have no obligation to pay dividends for the corresponding dividend period after that dividend payment date if our board of directors has not declared such dividends before the related dividend payment date or to pay interest with respect to those dividends, whether or not we declare dividends on the Shares for any subsequent dividend period.

Redemption	On any dividend payment date occurring on or after June 15, 2022, we may redeem the Shares, in whole or in part, at a redemption price equal to $100,000 per Share (equivalent to $1,000 per depositary share), plus any declared and unpaid dividends, without regard to any undeclared dividends.

In addition, we may redeem the Shares, in whole but not in part, at any time within 90 days following a Regulatory Capital Event (as defined herein), at a redemption price equal to $100,000 per Share (equivalent to $1,000 per depositary share), plus any declared and unpaid dividends, without regard to any undeclared dividends.

The Shares will not be subject to any sinking fund or other obligation of SunTrust to redeem, repurchase or retire the Shares.

Ranking	The Shares:

•

will rank senior to SunTrust’s junior stock with respect to the payment of dividends and distributions upon liquidation, dissolution or winding-up. Junior stock includes SunTrust’s common stock and any other class of stock that ranks junior to the Shares, either as to the payment of dividends or as to the distribution of assets upon any liquidation, dissolution or SunTrust’s winding-up.

•

will rank equally with SunTrust’s outstanding Perpetual Preferred Stock, Series A, Perpetual Preferred Stock, Series B, Perpetual Preferred Stock, Series E and Perpetual Preferred Stock, Series F and at least equally with each other series of dividend parity stock that SunTrust may issue with respect to the payment of dividends and distributions upon liquidation, dissolution or SunTrust’s winding-up.

During any dividend period, so long as any Shares remain outstanding, unless (a) the full dividends for the then-current dividend period on all outstanding Shares have been paid, or declared and funds set aside therefor and (b) we are not in default on our obligation to redeem any Shares that have been called for redemption as described herein:

•	no dividend shall be paid or declared on SunTrust’s common stock or other junior stock, other than:

•	a dividend payable in junior stock;

•	cash in lieu of fractional shares in connection with such dividend; or

•	any dividend in connection with the implementation of a shareholders’ rights plan, or the redemption or repurchase of any rights under any such plan;

•	no common stock or other junior stock shall be purchased, redeemed or otherwise acquired for consideration by SunTrust, other than:

•	as a result of a reclassification of junior stock for or into other junior stock;

•	the exchange or conversion of one share of junior stock for or into another share of junior stock;

•	through the use of the proceeds of a substantially contemporaneous sale of other shares of junior stock;

•

purchases, redemptions or other acquisitions of shares of junior stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants;

•

purchases of shares of junior stock pursuant to a contractually binding requirement to buy junior stock existing prior to the preceding dividend period, including under a contractually binding stock repurchase plan;

•	purchases of shares of junior stock by any investment banking subsidiary of SunTrust in connection with the distribution thereof;

•

purchases of shares of junior stock by any investment banking subsidiary of SunTrust in connection with market-making or other secondary-market activities in the ordinary course of business of the subsidiary; or

•	the purchase of fractional interests in shares of junior stock pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged; and

•	no shares of dividend parity stock shall be repurchased, redeemed or otherwise acquired for consideration by us otherwise than pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series G Preferred Stock and such dividend parity stock except:

•	as a result of a reclassification of dividend parity stock for or into other dividend parity stock;

•	the exchange or conversion of one share of dividend parity stock for or into another share of dividend parity stock;

•	through the use of the proceeds of a substantially contemporaneous sale of other shares of dividend parity stock;

•

purchases, redemptions or other acquisitions of shares of dividend parity stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants;

•

purchases of shares of dividend parity stock pursuant to a contractually binding requirement to buy dividend parity stock existing prior to the preceding dividend period, including under a contractually binding stock repurchase plan;

•	purchases of shares of dividend parity stock by any investment banking subsidiary of SunTrust in connection with the distribution thereof;

•

purchases of shares of dividend parity stock by any investment banking subsidiary of SunTrust in connection with market-making or other secondary-market activities in the ordinary course of business of the subsidiary; or

•	the purchase of fractional interests in shares of dividend parity stock pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged.

On any dividend payment date for which full dividends are not paid, or declared and funds set aside therefor, upon the Shares and other equity securities designated as ranking on parity with the Shares as to payment of dividends, all dividends paid or declared for payment on that dividend payment date with respect to the Shares and any such dividend parity stock shall be shared first ratably by the holders of any such shares who have the right to receive dividends with respect to prior dividend periods, in proportion to the respective amounts of the unpaid dividends relating to prior dividend periods, and thereafter by the holders of Shares and any such dividend parity stock on a pro rata basis.

Liquidation Rights	Upon SunTrust’s voluntary or involuntary liquidation, dissolution or winding-up, holders of depositary shares representing the Shares are entitled to receive out of SunTrust’s assets that are available for distribution to shareholders, before any distribution is made to holders of common stock or other junior stock, a liquidating distribution in the amount of $100,000 per Share (equivalent to $1,000 per depositary share), plus any declared and unpaid dividends, without regard for any undeclared dividends. Distributions will be made pro rata as to the Shares and any other parity stock and only to the extent of SunTrust’s assets, if any, that are available after satisfaction of all liabilities to creditors.

Voting Rights	Holders of depositary shares representing the Shares will have no voting rights, except as provided below or as otherwise provided by applicable law. Holders of depositary shares must act through the depositary to exercise any voting rights.

If and when dividends payable on the Shares and on any other class or series of stock of SunTrust ranking on a parity with the Shares as to payment of dividends and having equivalent voting rights (including the Perpetual Preferred Stock, Series A, Perpetual Preferred Stock, Series B, Perpetual Preferred Stock, Series E and Perpetual Preferred Stock, Series F) shall have not been declared and paid in an aggregate amount equal, as to any such class or series, to at least six quarterly dividends (whether or not consecutive), the number of directors then constituting SunTrust’s board of directors will be increased by two and the holders of Shares, together with the holders of all other affected classes and series of voting parity stock, voting as a single class, shall be entitled to elect the two additional directors at any annual meeting of shareholders or any special meeting of holders of Shares and holders of voting parity stock. In the case of the Shares, these voting rights shall continue until full dividends have been paid for at least one year.

Additionally, so long as any Shares remain outstanding, the affirmative vote of the holders of at least two-thirds of the Shares outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting separately as a class), will be required to:

•

authorize or create, or increase the authorized or issued amount of, any class or series of capital stock ranking senior to the Shares with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding-up, or reclassify any authorized shares of capital stock into Shares; or

•

amend, alter or repeal the provisions of our articles of incorporation, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Shares or the holders thereof.

Maturity	The Shares do not have any maturity date, and SunTrust is not required to redeem the Shares. Accordingly, the Shares will remain outstanding indefinitely, unless and until SunTrust decides to redeem them. SunTrust may not redeem the Shares without receiving the prior approval of the Federal Reserve.

Preemptive Rights	Holders of depositary shares representing the Shares will have no preemptive rights.

Tax Consequences	Dividends paid to U.S. holders should generally be taxable as dividend income to the extent paid out of our earnings and profits (as determined for tax purposes). Dividends paid to corporate U.S. holders generally should be eligible for the dividends-received deduction, subject to certain conditions and limitations. For further information, see “United States Federal Income Tax Consequences to Holders of Depositary Shares” in this prospectus supplement.

Use of Proceeds	We expect to receive net proceeds from this offering of approximately $ , after expenses and underwriting commissions. We intend to use the net proceeds for general corporate purposes. For further information, see “Use of Proceeds” in this prospectus supplement.

Registrar, Transfer Agent and Paying Agent	Computershare Trust Company, N.A.

Depositary	U.S. Bank National Association

Calculation Agent	U.S. Bank National Association

Conflicts of Interest	SunTrust Robinson Humphrey, Inc., our subsidiary, is participating in this offering of depositary shares as an underwriter. Accordingly, this offering is being conducted in compliance with the provisions of FINRA Rule 5121. SunTrust Robinson Humphrey, Inc. is not permitted to sell the depositary shares in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the customer to which the account relates.

In the future, SunTrust Robinson Humphrey, Inc. or our other affiliates may repurchase and resell the depositary shares in market-making transactions, with resales being made at prices related to prevailing market prices at the time of the resale or at negotiated prices.

Ratio of Earnings to Fixed Charges and Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends

The following table shows our consolidated ratio of earnings to fixed charges. The ratio of earnings to fixed charges has been computed by dividing:

•	net income excluding income taxes plus fixed charges, by

•	fixed charges.

The ratio of earnings to combined fixed charges and preferred stock dividends has been computed by dividing:

•	net income excluding income taxes plus fixed charges, by

•	fixed charges plus preferred stock dividends.

Fixed charges represent interest expense, either including or excluding interest on deposits as set forth below, and the portion of net rental expense deemed to be equivalent to interest on long-term debt. Interest expense, other than on deposits, includes interest on long-term debt, funds purchased and securities sold under agreements to repurchase, trading liabilities and other short-term borrowings.

	Three Months Ended	Year Ended December 31
	March 31, 2017	2016	2015	2014	2013	2012
Ratio of Earnings to Fixed Charges
Including interest on deposits	4.41x	5.17x	5.59x	4.58x	3.66x	4.26x
Excluding interest on deposits	7.03x	7.99x	8.31x	6.70x	5.97x	7.60x
Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends
Including interest on deposits	3.94x	4.51x	4.85x	4.23x	3.41x	4.18x
Excluding interest on deposits	5.80x	6.42x	6.68x	5.91x	5.25x	7.30x

RISK FACTORS

An investment in the depositary shares involves certain risks. You should carefully consider the risks related to the depositary shares and the Series G Preferred Stock described below, the risk factors included in our Annual Report on Form 10-K for the year ended December 31, 2016, as well as the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. This prospectus supplement also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks related to the depositary shares and faced by us described below and elsewhere in this prospectus supplement and the accompanying prospectus.

You Are Making an Investment Decision with Regard to the Depositary Shares as well as the Series G Preferred Stock.

As described in this prospectus supplement and the accompanying prospectus, we are issuing depositary shares representing fractional interests in shares of Series G Preferred Stock. Accordingly, the depositary will rely on the payments it receives on the Series G Preferred Stock to fund all payments on the depositary shares. You should carefully review the information in this prospectus supplement and the accompanying prospectus regarding both of these securities before making an investment decision.

The Series G Preferred Stock Is Equity and Is Subordinate to our Existing and Future Indebtedness.

The Shares are equity interests in SunTrust and do not constitute indebtedness. As such, the Shares will rank junior to all indebtedness and other non-equity claims on SunTrust with respect to assets available to satisfy claims on SunTrust, including in a liquidation of SunTrust. Additionally, unlike indebtedness, where principal and interest would customarily be payable on specified due dates, in the case of preferred stock like the Shares (1) dividends are payable only if declared by our board of directors and (2) as a corporation, we are subject to restrictions on payments of dividends and redemption price out of lawfully available funds.

Also, as a bank holding company, SunTrust’s ability to declare and pay dividends is dependent on certain federal regulatory considerations. SunTrust has issued and outstanding junior subordinated debt securities under which we may defer interest payments from time to time, but in the event of any such deferral we would not be permitted to pay dividends on any of our capital stock, including the Shares, during the deferral period.

Additional Issuances of Preferred Stock or Securities Convertible into Preferred Stock May Dilute Existing Holders of the Depositary Shares.

We may, in the future, determine that it is advisable, or we may encounter circumstances where we determine it is necessary, to issue additional shares of preferred stock, securities convertible into, exchangeable for or that represent an interest in preferred stock, or preferred stock-equivalent securities. Our board of directors is authorized to cause us to issue one or more classes or series of preferred stock from time to time without any action on the part of the stockholders, including issuing additional Shares or additional depositary shares. Our board of directors also has the power, without stockholder approval, to set the terms of any such classes or series of preferred stock that may be issued. Though the approval of holders of depositary shares representing interests in the Series G Preferred Stock will be needed to issue any equity security ranking senior to the Series G Preferred

Stock, if we issue preferred stock in the future that has preference over the Series G Preferred Stock with respect to the payment of dividends or upon liquidation, or if we issue preferred stock with voting rights that dilute the voting power of the Series G Preferred Stock or depositary shares, the rights of holders of the depositary shares or the market price of the depositary shares could be adversely affected. The market price of the depositary shares could decline as a result of these other offerings, as well as other sales of a large block of depositary shares, Series G Preferred Stock or similar securities in the market thereafter, or the perception that such sales could occur. Holders of the Series G Preferred Stock or depositary shares are not entitled to preemptive rights or other protections against dilution.

Investors Should Not Expect Us to Redeem the Shares on the Date They First Become Redeemable or on any Particular Date After They Become Redeemable.

The Shares are perpetual equity securities. The Shares have no maturity or mandatory redemption date and are not redeemable at the option of investors. By their terms, the Shares may be redeemed by us at our option either in whole or in part on any dividend payment date occurring on or after June 15, 2022. Any decision we may make at any time to propose a redemption of the Shares will depend, among other things, upon our evaluation of the overall level and quality of our capital components, considered in light of our risk exposures, earnings and growth strategy, as well as general market conditions at such time. Our right to redeem the Shares is subject to the limitation described below. Accordingly, investors should not expect us to redeem the Shares on the date they first become redeemable or on any particular date thereafter.

Under the Federal Reserve’s Basel III-based capital rules applicable to bank holding companies, any redemption of the Shares is subject to prior approval of the Federal Reserve. There can be no assurance that the Federal Reserve will approve any redemption of the Shares that we may propose. We understand that the factors that the Federal Reserve will consider in evaluating a proposed redemption include its evaluation of the overall level and quality of our capital components, considered in light of our risk exposures, earnings and growth strategy, and other supervisory considerations.

SunTrust May Be Able to Redeem the Shares prior to the Dividend Payment Date in June 2022.

By their terms, the Shares may be redeemed by SunTrust prior to the dividend payment date in June 2022 upon the occurrence of certain events involving the capital treatment of the Shares. In particular, upon SunTrust’s determination in good faith that an event has occurred that would constitute a Regulatory Capital Event (as defined herein), SunTrust may, at its option at any time within 90 days following such Regulatory Capital Event, redeem in whole but not in part the Shares, subject to regulatory approval. See “Description of the Series Preferred Stock—Redemption.”

If a Regulatory Capital Event occurs, SunTrust would have the right, subject to regulatory approval, to redeem the Shares in accordance with their terms prior to the dividend payment date in June 2022 at a redemption price equal to $100,000 per Share (equivalent to $1,000 per depositary share), plus any declared and unpaid dividends.

Dividends on the Shares Will Be Non-Cumulative.

Dividends on the Series G Preferred Stock are discretionary and will not be cumulative. If our board of directors does not authorize and declare a dividend for any dividend period, holders of depositary shares would not be entitled to receive any such dividend, and any such unpaid dividend will not accrue or be payable. We will have no obligation to pay dividends for a dividend period after the dividend payment date for that period if our board of directors has not declared such dividend before the related dividend payment date, whether or not dividends are declared for any subsequent dividend period with respect to the Shares or any other preferred stock we have issued or may issue.

The dividend rate will vary commencing on June 15, 2022 and any dividends declared may be less than the initial fixed annual rate of     % in effect until June 15, 2022.

The annual dividend rate on the Shares commencing on June 15, 2022 will equal three-month LIBOR plus a spread of     % per annum. Therefore, any dividends declared after June 15, 2022 may vary from period to period and could be more or less than the fixed rate for the initial five-year period. SunTrust has no control over a number of factors that may affect market interest rates, including geopolitical conditions and economic, financial, political, regulatory, judicial or other events that affect the markets generally and that are important in determining the existence, magnitude, and longevity of market rate risk.

The historical levels of three-month LIBOR are not an indication of the future levels of three-month LIBOR.

In the past, the level of three-month LIBOR has experienced significant fluctuations. You should note that historical levels, fluctuations and trends of three-month LIBOR are not necessarily indicative of future levels. Any historical upward or downward trend in three-month LIBOR is not an indication that three-month LIBOR is more or less likely to increase or decrease at any time during the Floating Rate Period, and you should not take the historical levels of three-month LIBOR as an indication of its future performance.

Increased Regulatory Oversight and Changes in the Method Pursuant to which the LIBOR Rates are Determined May Adversely Affect the Value of the Series G Preferred Stock.

Beginning in 2008, concerns have been expressed that some of the member banks surveyed by the British Bankers’ Association (the “BBA”) in connection with the calculation of LIBOR rates may have been under-reporting the interbank lending rates applicable to them in order to avoid an appearance of capital insufficiency or adverse reputational or other consequences that may result from reporting higher interbank lending rates. Regulators and law enforcement agencies from a number of governments have conducted investigations relating to the calculation of LIBOR across a range of maturities and currencies, and certain financial institutions that are member banks surveyed by the BBA in setting daily LIBOR have entered into agreements with the U.S. Department of Justice, the U.S. Commodity Futures Trading Commission or the Financial Services Authority in order to resolve the investigations. In addition, responsibility for the calculation of LIBOR was transferred to ICE Benchmark Administration Limited (the “ICE Administrator”), as independent LIBOR administrator, effective February 1, 2014. It is not possible to predict the effect of changes in the methods pursuant to which the LIBOR rates are determined and any actions taken by the ICE Administrator (or any new administrator of LIBOR that may be appointed), each of which may adversely affect the trading market for LIBOR-based securities, such as the Series G Preferred Stock and the depositary shares offered hereby, or may result in a sudden or prolonged increase or decrease in the reported LIBOR rates. If any of these changes or actions were to occur and to the extent that the dividend rate of the Series G Preferred Stock is affected by reported LIBOR rates, the value of the Series G Preferred Stock and depositary shares representing interests in the Series G Preferred Stock may be affected.

Our Results of Operations and Our Ability to Fund Dividend Payments and All Payments on Our Other Obligations Depend Upon the Results of Operations of Our Subsidiaries.

SunTrust Banks, Inc. is a separate and distinct legal entity from our banking and non-banking subsidiaries. Our principal source of funds to make payments on securities is dividends from our banking subsidiaries. Various federal and state statutes and regulations limit the amount of dividends that our banking and non-banking subsidiaries may pay to us without regulatory approval. In particular, dividend and other distributions from our bank subsidiaries to us may require notice to or approval of the applicable regulatory authority. There can be no assurances that we would receive such approval.

In addition, if, in the opinion of the applicable regulatory authority, a bank under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice, such authority may require, after notice and hearing, that such bank cease and desist from such practice. Depending on the financial condition of our banking subsidiaries, the applicable regulatory authority might deem us to be engaged in an unsafe or unsound practice if our banking subsidiaries were to pay dividends. The Federal Reserve has issued policy statements generally requiring insured banks and bank holding companies only to pay dividends out of current operating earnings.

Payment of dividends could also be subject to regulatory limitations if any of our banking subsidiaries became “under-capitalized” for purposes of the “prompt corrective action” regulations of the federal bank regulatory agencies that are the primary regulators of our banking subsidiaries.

Furthermore, our right to participate in any distribution of assets of any of our subsidiaries upon its liquidation or otherwise, and thus your ability as a holder of the depositary shares to benefit indirectly from such distribution, will be subject to the prior claims of creditors of such subsidiary, except to the extent that any of our claims as a creditor of such subsidiary may be recognized. As a result, our depositary shares are effectively subordinated to all existing and future liabilities and obligations of our subsidiaries.

If We Are Deferring Payments on our Outstanding Junior Subordinated Debt Securities or Are in Default Under the Indentures Governing Those Securities, We Will Be Prohibited from Making Distributions on or Redeeming the Shares.

The terms of our outstanding junior subordinated debt securities prohibit us from declaring or paying any dividends or distributions on the Shares, or redeeming, purchasing, acquiring or making a liquidation payment with respect to the Shares, if we are aware of any event that would be an event of default under the indenture governing those junior subordinated debt securities or at any time when we have deferred interest thereunder.

Holders of Shares Will Have Limited Voting Rights.

Holders of the depositary shares or the Shares have no voting rights with respect to matters that generally require the approval of voting shareholders, except as required by law and as provided below under “Description of the Series G Preferred Stock—Voting Rights.”

General Market Conditions and Unpredictable Factors Could Adversely Affect Market Prices for the Depositary Shares.

There can be no assurance about the market prices for the depositary shares. Several factors, many of which are beyond our control, will influence the market value of the depositary shares. Factors that might influence the market value of the depositary shares include:

•	whether dividends have been declared and are likely to be declared on the Shares from time to time;

•	our creditworthiness;

•	the market for similar securities; and

•	economic, financial, geopolitical, regulatory or judicial events that affect us or the financial markets generally.

Accordingly, the depositary shares that an investor purchases, whether in this offering or in the secondary market, may trade at a discount to the price that the investor paid for the depositary shares.

A Downgrade, Suspension or Withdrawal of Any Rating Assigned by a Rating Agency to Us or Our Securities, Including the Depositary Shares and the Series G Preferred Stock, Could Cause the Liquidity or Trading Price of the Depositary Shares to Decline Significantly.

Real or anticipated changes in the credit ratings assigned to the depositary shares, the Series G Preferred Stock or our credit ratings generally could affect the trading price of the depositary shares. Credit ratings are not a recommendation to buy, sell or hold any security, and may be revised or withdrawn at any time by the issuing organization in its sole discretion. In addition, credit rating agencies continually review their ratings for the companies that they follow, including us. The credit rating agencies also evaluate the financial services industry as a whole and may change their credit rating for us and our securities, including the Series G Preferred Stock and depositary shares, based on their overall view of our industry. A future downgrade, withdrawal, or the announcement of a possible downgrade or withdrawal in the ratings assigned to the depositary shares, the Series G Preferred Stock, us or our other securities, or any perceived decrease in our creditworthiness could cause the trading price of the depositary shares to decline significantly.

The Shares and the Related Depositary Shares May Not Have an Active Trading Market.

The Shares and the related depositary shares are new issues with no established trading market. The underwriters have advised us that they intend to make a market in the depositary shares. However, they are not obligated to do so and may discontinue any market making in the depositary shares at any time in their sole discretion. Therefore, we cannot assure you that a liquid trading market for the depositary shares will develop, that you will be able to sell your depositary shares at a particular time or that the price you receive when you sell will be favorable.

The Depositary Shares Are not Insured or Guaranteed By the FDIC.

The depositary shares are not savings accounts, deposits or other obligations of any of our bank or non-bank subsidiaries and are not insured by the Federal Deposit Insurance Corporation (the “FDIC”) or any other governmental agency or instrumentality.

USE OF PROCEEDS

We expect to receive net proceeds from this offering of approximately $            , after expenses and underwriting commissions. We intend to use the net proceeds for general corporate purposes, which may include securities repurchase programs, capital expenditures, working capital, repayment or reduction of long-term and short-term debt and the financing of acquisitions. Pending such use of the net proceeds, we may invest the proceeds in highly liquid short-term securities.

REGULATORY CONSIDERATIONS

As a financial holding company and a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”), SunTrust is subject to regulation, supervision and examination by the Federal Reserve. For a discussion of the material elements of the regulatory framework applicable to financial holding companies, bank holding companies and their subsidiaries and specific information relevant to SunTrust, please refer to SunTrust’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, and the subsequent reports we file with the SEC, which are incorporated by reference in this prospectus supplement. This regulatory framework is intended primarily for the protection of depositors and the federal deposit insurance funds and, after the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and other reforms of recent years, the financial stability of the United States, and not for the protection of security holders. As a result of this regulatory framework, SunTrust’s earnings are affected by actions of the Federal Reserve, the FDIC, which insures the deposits of our banking subsidiaries within certain limits, and the SEC, which regulates the activities of certain subsidiaries engaged in the securities business.

Numerous governmental requirements and regulations, as well as legislative actions, affect our business activities. A change in applicable statutes, regulations or regulatory policy may have a material effect on SunTrust’s business.

Depository institutions, like SunTrust’s bank subsidiaries, are also affected by various federal and state laws, including those relating to consumer protection and similar matters. SunTrust also has other financial services subsidiaries regulated, supervised and examined by the Federal Reserve, as well as other relevant state and federal regulatory agencies and self-regulatory organizations. SunTrust’s non-bank subsidiaries may be subject to other laws and regulations of the federal government or the various states in which they are authorized to do business.

CAPITALIZATION

The following table sets forth the carrying amount of our capitalization, as of March 31, 2017:

•	On an actual basis; and

•	As adjusted to give effect to the sale and issuance of depositary shares, each representing a 1/100th interest in a Share in this offering at an offering price of $1,000 per share.

This table should be read in conjunction with the information set forth in our unaudited condensed consolidated financial statements filed in a Current Report on Form 8-K dated April 27, 2017, which are incorporated by reference into this document.

	As of March 31, 2017
(Dollars in millions, except per share amounts)	Actual	As Adjusted
Long-term debt
Subordinated notes and debentures	$1,655		$1,655
Notes issued to trusts formed to issue trust preferred securities	627		627
Other long-term debt	8,214		8,214

Total long-term debt	10,496		10,496

Stockholders’ equity
Series A Preferred Stock, $100,000 Liquidation Preference per share; 1,725 shares outstanding actual and as adjusted	172		172
Series B Preferred Stock, $100,000 Liquidation Preference per share; 1,025 shares outstanding actual and as adjusted	103		103
Series E Preferred Stock, $100,000 Liquidation Preference per share; 4,500 shares outstanding actual and as adjusted	450		450
Series F Preferred Stock, $100,000 Liquidation Preference per share; 5,000 shares outstanding actual and as adjusted	500		500
Series G Preferred Stock, $100,000 Liquidation Preference per share; no shares outstanding actual, shares outstanding as adjusted	—
Common Stock, $1.00 par value per share	550		550
Additional paid in capital	8,966
Retained earnings	16,322		16,322
Treasury stock, at cost, and other	(2,712)		(2,712)
Accumulated other comprehensive income, net of tax	(867)		(867)
Total shareholders’ equity	23,484

Total long-term debt and shareholders’ equity	$33,980	$

Capital Adequacy—Current U.S. Standards(1)
Common Equity Tier 1 capital ratio	9.69%			%
Tier 1 capital ratio	10.40%			%
Total risk-based capital ratio	12.37%			%
Tier 1 leverage ratio	9.08%			%

(1)	Ratios as of March 31, 2017 are estimated as of April 27, 2017.

DESCRIPTION OF THE SERIES G PREFERRED STOCK

The depositary will be the sole holder of the Shares, as described under “Description of Depositary Shares” below, and all references in this prospectus supplement to the holders of the Shares shall mean the depositary. However, the holders of the depositary shares representing the Shares will be entitled, through the depositary, to exercise the rights and preferences of the holders of the Shares, as described under “Description of Depositary Shares.”

The following is a brief description of the terms of the Shares, which does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to our restated articles of incorporation, as amended, including our articles of amendment with respect to the Shares, copies of which are available upon request from us.

General

Under our restated articles of incorporation, as amended, we have authority to issue up to 50 million shares of preferred stock with no par value per share. The Series G Preferred Stock represents a single series of our authorized preferred stock. We are offering depositary shares, representing shares of the Series G Preferred Stock, by this prospectus supplement and the accompanying prospectus. When issued, at the time or times selected by us in our discretion, the Shares will be validly issued, fully paid and non-assessable. The holders of Shares will be entitled to receive cash dividends when, as and if declared out of funds legally available therefor in respect of the Shares by our board of directors or a duly authorized committee of the board in their sole discretion.

Dividends will be non-cumulative, as discussed below under “—Dividends.” If we do not declare dividends, then these unpaid dividends will not cumulate, accrue or be payable.

Prior to the issuance of the Shares, we will have filed articles of amendment to our articles of incorporation with respect to the Shares with the Secretary of State of Georgia. When issued, the Shares will have a fixed liquidation preference of $100,000 per share (equivalent to $1,000 per depositary share). The Shares will not be convertible into our common stock or any other class or series of our securities and will not be subject to any sinking fund or any other obligation of us for their repurchase or retirement.

Ranking

With respect to the payment of dividends and the amounts to be paid upon liquidation, the Shares will rank:

•	senior to our common stock and all other equity securities designated as ranking junior to the Shares; and

•

will rank equally with SunTrust’s outstanding Perpetual Preferred Stock, Series A (the “Series A Preferred Stock”), Perpetual Preferred Stock, Series B (the “Series B Preferred Stock”), Perpetual Preferred Stock, Series E (the “Series E Preferred Stock”) and Perpetual Preferred Stock, Series F (the “Series F Preferred Stock”) and at least equally with all other equity securities designated as ranking on parity with the Shares as to payment of dividends or the amounts to be paid upon liquidation, as applicable.

During any dividend period (as defined below), so long as any Shares remain outstanding, unless (a) the full dividends for the then-current dividend period on all outstanding Shares have been paid, or declared and funds set aside therefor and (b) we are not in default on our obligation to redeem any Shares that have been called for redemption as described below under “—Redemption:”

•	no dividend shall be paid or declared on our common stock or other junior stock, other than:

•	a dividend payable in junior stock;

•	cash in lieu of fractional shares in connection with such dividend; or

•	any dividend in connection with the implementation of a shareholders’ rights plan, or the redemption or repurchase of any rights under any such plan;

•	no common stock or other junior stock shall be purchased, redeemed or otherwise acquired for consideration by us, other than:

•	as a result of a reclassification of junior stock for or into other junior stock;

•	the exchange or conversion of one share of junior stock for or into another share of junior stock;

•	through the use of the proceeds of a substantially contemporaneous sale of other shares of junior stock;

•

purchases, redemptions or other acquisitions of shares of junior stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants;

•

purchases of shares of junior stock pursuant to a contractually binding requirement to buy junior stock existing prior to the preceding dividend period, including under a contractually binding stock repurchase plan;

•	purchases of shares of junior stock by any investment banking subsidiary of SunTrust in connection with the distribution thereof;

•

purchases of shares of junior stock by any investment banking subsidiary of SunTrust in connection with market- making or other secondary-market activities in the ordinary course of business of the subsidiary; or

•	the purchase of fractional interests in shares of junior stock pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged; and

•

no shares of dividend parity stock shall be repurchased, redeemed or otherwise acquired for consideration by us otherwise than pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series G Preferred Stock and such dividend parity stock except:

•	as a result of a reclassification of dividend parity stock for or into other dividend parity stock;

•	the exchange or conversion of one share of dividend parity stock for or into another share of dividend parity stock;

•	through the use of the proceeds of a substantially contemporaneous sale of other shares of dividend parity stock;

•

purchases, redemptions or other acquisitions of shares of parity stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants;

•

purchases of shares of dividend parity stock pursuant to a contractually binding requirement to buy parity stock existing prior to the preceding dividend period, including under a contractually binding stock repurchase plan;

•	purchases of shares of dividend parity stock by any investment banking subsidiary of SunTrust in connection with the distribution thereof;

•

purchases of shares of dividend parity stock by any investment banking subsidiary of SunTrust in connection with market-making or other secondary-market activities in the ordinary course of business of the subsidiary; or

•	the purchase of fractional interests in shares of dividend parity stock pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged.

On any dividend payment date for which full dividends are not paid, or declared and funds set aside therefor, upon the Shares and on any other class or series of preferred stock of SunTrust ranking on a parity with the Shares as to payment of dividends (including the Series A Preferred Stock, Series B Preferred Stock, Series E Preferred Stock and Series F Preferred Stock) (“dividend parity stock”), all dividends paid or declared for payment on that dividend payment date with respect to the Shares and the dividend parity stock shall be shared:

•

first ratably by the holders of any such shares who have the right to receive dividends with respect to dividend periods prior to the then-current dividend period (which, to avoid doubt, shall not include the Shares) but for which such dividends were not declared and paid, in proportion to the respective amounts of such undeclared or unpaid dividends relating to prior dividend periods; and

•	thereafter by the holders of Shares and any such dividend parity stock on a pro rata basis.

Subject to the foregoing, such dividends (payable in cash, stock or otherwise) as may be determined by our board of directors (or a duly authorized committee of the board) may be declared and paid on our common stock and any other stock ranking equally with or junior to the Shares from time to time out of any funds legally available for such payment, and the Shares shall not be entitled to participate in any such dividend.

Dividends

Dividends on the Shares will not be mandatory. Holders of Shares, in preference to the holders of our common stock and of any other shares of our stock ranking junior to the Shares as to payment of dividends, will be entitled to receive, only when, as and if declared by our board of directors or a duly authorized committee of the board, out of funds legally available therefor, cash dividends. These dividends will be payable at a rate (the “dividend rate”) equal to (i)     % per annum for each semi-annual dividend period from the issue date of the depositary shares to, but excluding, June 15, 2022 (the “Fixed Rate Period”) and (ii) three-month LIBOR plus a spread of     % per annum, for each quarterly dividend period from June 15, 2022 through the redemption date of the Preferred Stock, if any (the “Floating Rate Period”), applied to the $100,000 liquidation preference per share (equivalent to $1,000 per depositary share). Dividends will be paid (a) during the Fixed Rate Period, semi-annually, in arrears, on June 15 and December 15 of each year, except as provided below, beginning on December 15, 2017 and ending on June 15, 2022, and (b) during the Floating Rate Period, quarterly, in arrears, on March 15, June 15, September 15 and December 15 of each year, except as provided below, beginning on September 15, 2022 (each, a “dividend payment date”), with respect to the dividend period, or portion thereof, ending on the day preceding the respective dividend payment date. A “dividend period” means each period commencing on (and including) a dividend payment date and continuing to (but not including) the next succeeding dividend payment date, except that the first dividend period for the initial issuance of Shares will commence upon the date of original issuance of the Shares. Dividends will be paid to holders of record on the respective date fixed for that purpose by our board of directors or a committee thereof in advance of payment of each particular dividend. The corresponding record dates for the depositary shares will be the same as the record dates for the Shares.

Dividends on the Shares offered hereby will accrue from the original issue date, which is expected to be May     , 2017.

If a day on or before June 15, 2022 that would otherwise be a dividend payment date is not a business day, then such date will nevertheless be a dividend payment date but dividends on the

Series G Preferred Stock, when, as and if declared, will be paid on the next succeeding business day (without adjustment in the amount of the dividend per share of the Series G Preferred Stock). If a day after June 15, 2022 that would otherwise be a dividend payment date is not a business day, then the next succeeding business day will be the applicable dividend payment date and dividends, when, as and if declared, will be paid on such next succeeding business day.

Dividends payable on the Shares for the Fixed Rate Period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends payable on the Shares for the Floating Rate Period will be computed based on the actual number of days in a dividend period and a 360-day year.

The dividend rate for each dividend period in the Floating Rate Period will be determined by the calculation agent using three-month LIBOR as in effect on the second London banking day prior to the beginning of the dividend period, which date is the “dividend determination date” for the dividend period. The calculation agent then will add three-month LIBOR as determined on the dividend determination date and the applicable spread. Absent manifest error, the calculation agent’s determination of the dividend rate for a dividend period for the Shares will be binding and conclusive on you, the transfer agent, and us. A “London banking day” is any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

The term “three-month LIBOR” means the London interbank offered rate for deposits in U.S. dollars having an index maturity of three months in amounts of at least $1,000,000, as that rate appears on Reuters screen page “LIBOR01” at approximately 11:00 a.m., London time, on the relevant dividend determination date. If no offered rate appears on Reuters screen page “LIBOR01” on the relevant dividend determination date at approximately 11:00 a.m., London time, then the calculation agent, after consultation with us, will select four major banks in the London interbank market and will request each of their principal London offices to provide a quotation of the rate at which three-month deposits in U.S. dollars in amounts of at least $1,000,000 are offered by it to prime banks in the London interbank market, on that date and at that time, that is representative of single transactions at that time. If at least two quotations are provided, three-month LIBOR will be the arithmetic average (rounded upward if necessary to the nearest .00001 of 1%) of the quotations provided. Otherwise, the calculation agent will select three major banks in New York City and will request each of them to provide a quotation of the rate offered by it at approximately 11:00 a.m., New York City time, on the dividend determination date for loans in U.S. dollars to leading European banks having an index maturity of three months for the applicable dividend period in an amount of at least $1,000,000 that is representative of single transactions at that time. If three quotations are provided, three-month LIBOR will be the arithmetic average (rounded upward if necessary to the nearest .00001 of 1%) of the quotations provided. Otherwise, three-month LIBOR for the next dividend period will be equal to three-month LIBOR in effect for the then-current dividend period.

We are subject to various general regulatory policies and requirements relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums. The Federal Reserve is authorized to determine, under certain circumstances relating to the financial condition of a bank holding company, such as us, that the payment of dividends would be an unsafe or unsound practice and to prohibit payment thereof. In addition, we are subject to Georgia state laws relating to the payment of dividends.

Dividends on the Shares offered hereby will be non-cumulative. For any dividend payment date, we have no obligation to pay dividends for the corresponding dividend period after that dividend payment date if our board of directors has not declared such dividends before the related dividend payment date or to pay interest with respect to these dividends, whether or not we declare dividends on the Shares for any subsequent dividend period.

Conversion Rights

The Shares will not be convertible into shares of any other class or series of our stock.

Redemption

On any dividend payment date occurring on or after June 15, 2022, the Shares will be redeemable at our option, in whole or in part, at a redemption price equal to $100,000 per Share (equivalent to $1,000 per depositary share), plus any declared and unpaid dividends, without regard to any undeclared dividends.

In addition, the Shares may also be redeemed in whole but not in part at any time within 90 days following a Regulatory Capital Event (as defined herein), at a redemption price equal to $100,000 per Share (equivalent to $1,000 per depositary share), plus any declared and unpaid dividends, without regard to any undeclared dividends.

A “Regulatory Capital Event” means the good faith determination by SunTrust that, as a result of (i) any amendment to, clarification of, or change in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of any Shares, (ii) any proposed change in those laws or regulations that is announced or becomes effective after the initial issuance of any Shares, or (iii) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations or policies with respect thereto that is announced after the initial issuance of any Shares, there is more than an insubstantial risk that SunTrust will not be entitled to treat the full liquidation preference amount of $100,000 per Share then outstanding as “Tier 1 capital” (or its equivalent) for purposes of the capital rules of the appropriate federal banking agency as then in effect and applicable, for so long as any Share is outstanding.

“Appropriate federal banking agency” means the “appropriate Federal banking agency” with respect to SunTrust as that term is defined in Section 3(q) of the Federal Deposit Insurance Act or any successor provision.

Any redemption will be subject to the limitations described below under “—Redemption or Repurchase Subject to Restrictions.” Holders of Shares will have no right to require the redemption or repurchase of the Shares. If notice of redemption of any Shares has been given and if the funds necessary for the redemption have been set aside by us for the benefit of the holders of any Shares so called for redemption, then, from and after the redemption date, those Shares shall no longer be deemed outstanding and all rights of the holders of those Shares (including the right to receive any dividends) will terminate, except the right to receive the redemption price.

If fewer than all of the outstanding Shares are to be redeemed, the Shares to be redeemed will be selected either pro rata from the holders of record of the Shares in proportion to the number of Shares held by those holders or by lot or in such other manner as our board of directors or a committee thereof may determine to be fair and equitable.

We will mail notice of every redemption of Shares by first class mail, postage prepaid, addressed to the holders of record of the Shares to be redeemed at their respective last addresses appearing on our books. This mailing will be at least 30 days and not more than 60 days before the date fixed for redemption (provided, however, that if the Shares or the depositary shares representing the Shares are held in book-entry form through The Depository Trust Company, or “DTC”, we may give this notice in any manner permitted by DTC). Any notice mailed or otherwise given as provided in this paragraph will be conclusively presumed to have been duly given, whether or not the holder receives this notice, and failure duly to give this notice by mail or otherwise, or any defect in this notice or in the mailing or provision of this notice, to any holder of Shares designated for redemption will not affect the redemption of any other Shares. Each notice shall state:

•	the redemption date;

•	the number of Shares to be redeemed and, if less than all the Shares held by the holder are to be redeemed, the number of Shares to be redeemed from the holder;

•	the redemption price; and

•	the place or places where the Shares are to be redeemed.

If notice of redemption of any Shares has been given and if the funds necessary for the redemption have been set aside by us for the benefit of the holders of any Shares so called for redemption, then, from and after the redemption date, those Shares shall no longer be deemed outstanding and all rights of the holders of those Shares (including the right to receive any dividends) will terminate, except the right to receive the redemption price.

Redemption or Repurchase Subject to Restrictions

Under the Federal Reserve’s Basel-III based capital rules applicable to bank holding companies, any redemption of the Shares is subject to prior approval of the Federal Reserve. Subject to this limitation and the terms of any preferred stock ranking senior to the Shares or of any outstanding debt instruments, we or our affiliates may from time to time purchase any outstanding Shares by tender, in the open market or by private agreement.

Liquidation Rights

In the event that we voluntarily or involuntarily liquidate, dissolve or wind up our affairs, holders of Shares will be entitled to receive an amount per Share (the “Total Liquidation Amount”) equal to the fixed liquidation preference of $100,000 per Share (equivalent to $1,000 per depositary share), plus any declared and unpaid dividends, without regard to any undeclared dividends. Holders of the Shares will be entitled to receive the Total Liquidation Amount out of our assets that are available for distribution to shareholders, after payment or provision for payment of our debts and other liabilities but before any distribution of assets is made to holders of our common stock or any other shares ranking, as to that distribution, junior to the Shares.

The Series G Preferred Stock may be fully subordinate to interests held by the U.S. government in the event of a receivership, insolvency, liquidation, or similar proceeding, including a proceeding under the “orderly liquidation authority” provisions of the Dodd-Frank Act.

If our assets are not sufficient to pay the Total Liquidation Amount in full to all holders of Shares and all holders of any shares of our stock ranking as to any such distribution on a parity with the Shares, the amounts paid to the holders of Shares and to such other shares will be paid pro rata in accordance with the respective Total Liquidation Amount and the liquidation preference of such other shares for those holders. If the Total Liquidation Amount per Share has been paid in full to all holders of Shares and the liquidation preference of any other shares ranking on parity with the Shares has been paid in full, the holders of our common stock or any other shares ranking, as to such distribution, junior to the Shares will be entitled to receive all of our remaining assets according to their respective rights and preferences.

For purposes of the liquidation rights, neither the sale, conveyance, exchange or transfer of all or substantially all of our property and assets, nor the consolidation or merger by us with or into any other corporation or by another corporation with or into us, will constitute a liquidation, dissolution or winding-up of our affairs.

Voting Rights

Except as indicated below or otherwise required by law, the holders of Shares will not have any voting rights.

Right to Elect Two Directors Upon Non-Payment of Dividends

If and whenever the dividends on the Shares and any other class or series of voting parity stock (including the Series A Preferred Stock, Series B Preferred Stock, Series E Preferred Stock and Series F Preferred Stock) have not been declared and paid in an aggregate amount equal, as to any such class or series, to at least six quarterly dividends (whether or not consecutive), the number of directors then constituting our board of directors will be increased by two. Holders of Shares, together with the holders of all other affected classes and series of voting parity stock (as defined below), voting as a single class, will be entitled to elect the two additional members of our board of directors (the “Preferred Stock Directors”) at any annual meeting of shareholders or any special meeting of the holders of Shares and any voting parity stock for which dividends have not been paid, called as provided below.

At any time after this voting power has vested as described above, our Secretary may, and upon the written request (addressed to the Secretary at our principal office) of holders of record of at least 20% of the outstanding Shares and voting parity stock must, call a special meeting of the holders of Shares and voting parity stock for the election of the Preferred Stock Directors. Notice for a special meeting will be given in a similar manner to that provided in our by-laws for a special meeting of the shareholders, which we will provide upon request, or as required by law. If our Secretary is required to call a meeting but does not do so within 20 days after receipt of any such request, then any holder of Shares may (at our expense) call such meeting, upon notice as provided in this section, and for that purpose will have access to our stock books. The Preferred Stock Directors elected at any such special meeting will hold office until the next annual meeting of our shareholders unless they have been previously terminated as described below. In case any vacancy occurs among the Preferred Stock Directors, a successor will be elected by our board of directors to serve until the next annual meeting of the shareholders upon the nomination of the then remaining Preferred Stock Director or, if none remains in office, by the vote of the holders of record of a majority of the outstanding Shares and voting parity stock, voting as a single class. The Preferred Stock Directors shall each be entitled to one vote per director on any matter.

Whenever full dividends have been paid on the Shares and any non-cumulative voting parity stock for at least one year and all dividends on any cumulative voting parity stock have been paid in full, then the right of the holders of Shares to elect the Preferred Stock Directors will cease (but subject always to the same provisions for the vesting of these voting rights in the case of any similar non- payment of dividends in respect of future dividend periods), the terms of office of all Preferred Stock Directors will immediately terminate and the number of directors constituting our board of directors will be reduced accordingly.

As used in this prospectus supplement, “voting parity stock” means any and all series of dividend parity stock having voting rights to elect directors upon the non-payment of dividends equivalent to those described above.

Under regulations adopted by the Federal Reserve, if the holders of any series of preferred stock are or become entitled to vote for the election of directors, such series will be deemed a class of voting securities for purposes of the BHC Act and any company holding 25% or more of such series, or any company that otherwise exercises a “controlling influence” over us, will be subject to regulation as a bank holding company under the BHC Act. In addition, at the time the series is deemed a class of voting securities for purposes of the BHC Act, any other bank holding company will be required to obtain the prior approval of the Federal Reserve under the BHC Act to acquire or retain more than 5% of that series. Any other person (other than a bank holding company) will be required to obtain the non- objection of the Federal Reserve under the Change in Bank Control Act of 1978, as amended, to acquire or retain 10% or more of that series.

Other Voting Rights

So long as any Shares remain outstanding, the affirmative vote of the holders of at least two-thirds of the Shares outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting separately as a class), will be required to:

•

authorize or create, or increase the authorized or issued amount of, any class or series of capital stock ranking senior to the Shares with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding-up, or reclassify any authorized shares of capital stock into Shares; or

•

amend, alter or repeal the provisions of our articles of incorporation, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Shares or the holders thereof;

provided, however, that with respect to the occurrence of any event set forth in the second bullet point above, so long as any Shares remain outstanding with the terms thereof materially unchanged or new shares of the surviving corporation or entity are issued with the same terms as the Shares, in each case taking into account that upon the occurrence of this event we may not be the surviving entity, the occurrence of any such event shall not be deemed to materially and adversely affect any right, preference, privilege or voting power of the Shares or the holders thereof, and provided, further, that any increase in the amount of our authorized common stock or preferred stock or the creation or issuance of any other series of common stock or other equity securities ranking on a parity with or junior to the Shares with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding-up and any change to the number of directors or number of classes of directors shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

Under Georgia law, the vote of the holders of a majority of the outstanding Shares, voting as a separate voting group, is required for:

•	certain amendments to the articles of incorporation impacting the Shares;

•	the approval of any dividend payable in Shares to holders of shares of another class or series of our stock; or

•	the approval of any proposed share exchange that includes the Shares.

In addition, holders of the Shares will be able to vote together with the holders of all shares of common stock and other preferred stock entitled to vote, voting as a single group, on the approval of a plan of merger if the plan of merger contains a provision that, if contained in a proposed amendment to the articles of incorporation, would require action on the proposed amendment. Further, in the case of any merger where we are the surviving corporation, the right of holders of the Shares to vote separately as a group on a plan of merger does not apply if:

•	the articles of incorporation of the surviving corporation will not differ from our articles of incorporation as then in effect;

•

each shareholder of the surviving corporation whose shares were outstanding immediately before the effective date of the merger will hold the same number of shares, with identical designations, preferences, limitation, and relative rights, immediately after the merger; and

•

the number and kind of shares outstanding immediately after the merger, plus the number and kind of shares issuable as a result of the merger and by the conversion of securities issued pursuant to the merger or the exercise of rights and warrants issued pursuant to the merger, will not exceed the total number and kind of shares of the surviving corporation authorized by its articles of incorporation immediately after the merger.

Each holder of Shares will have one vote per Share on any matter on which holders of Shares are entitled to vote, including any action by written consent.

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which the vote would otherwise be required, all outstanding Shares shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been set aside by us for the benefit of the holders of Shares to effect the redemption.

Registrar, Transfer Agent and Paying Agent

Computershare Trust Company, N.A. will act as registrar, transfer agent and paying agent for the Shares.

Registration of transfers of Shares will be effected without charge by or on behalf of SunTrust, but upon payment in respect of any tax or other governmental charges which may be imposed in relation to it.

The registrar, transfer agent and paying agent will not be required to register or cause to be registered any transfer of Shares after they have been called for redemption.

Calculation Agent

U.S. Bank National Association will be the calculation agent for the Shares.

Other Preferred Stock

Our articles of incorporation authorize our board of directors to provide for the issuance of preferred stock in one or more series, without shareholder action. Our board of directors is authorized to fix the designation, powers, preferences and rights, and the qualifications, limitations and restrictions of the shares of each series of preferred stock we issue. For each series of preferred stock, the board is permitted to specify the designation of each series and the number of shares in the series; the rate of dividends payable on the series; the timing of the dividend payments and the date from which dividends accumulate; whether the shares of the series can be redeemed and, if applicable, the terms and conditions for redemption; the liquidation preference and amount for the series; any conversion rights and, if applicable, the terms and conditions for conversion; and the voting rights, if any, for the series.

Series A Preferred Stock. We have issued depositary shares representing ownership interests in 5,000 shares of Perpetual Preferred Stock, Series A, with a $100,000 liquidation preference per share. The Series A Preferred Stock is not convertible into our common stock or any other class or series of our securities and will not be subject to any sinking fund or other similar obligation for their repurchase or retirement. Dividends on the Series A Preferred Stock, if declared, will accrue and be payable quarterly at a rate per annum equal to the greater of three-month LIBOR plus 0.53%, or 4.00%. Dividends on the shares are non-cumulative. Shares of the Series A Preferred Stock have priority over our common stock with regard to the payment of dividends. The Series A Preferred Stock is redeemable at our option at a redemption price equal to $100,000 per share, plus any declared and unpaid dividends. The Series A Preferred Stock does not have any voting rights other than with respect to certain limited matters, including the right (together with all other holders of preferred stock) to elect two directors if we fail to pay six quarterly dividends, the right to vote on matters that could adversely affect the holders of the Series A Preferred Stock and on certain other matters to the extent required by law.

Series B Preferred Stock. In connection with the issuance of preferred purchase securities by one of our wholly owned trust subsidiaries, we designated a series of preferred stock, consisting of 5,010 designated shares of Perpetual Preferred Stock, Series B, with a $100,000 liquidation preference per share. 1,025 shares of the Series B Preferred Stock were issued on December 15, 2011 pursuant to stock purchase contracts to our wholly owned trust subsidiary. The Series B Preferred Stock is not convertible into our common stock or any other class or series of our securities and is not subject to any sinking fund or any other similar obligation for its repurchase or retirement. Dividends on the Series B Preferred Stock, if such dividends are declared, will accrue and be payable quarterly. These dividends will be calculated at a rate per annum that will be reset quarterly and will equal the greater of (i) three-month LIBOR for the applicable dividend period plus 0.645% and (ii) 4.00%. Dividends on the shares are non-cumulative. Shares of the Series B Preferred Stock will have priority over our common stock with regard to the payment of dividends. Each share of the Series B Preferred Stock is redeemable at our option at a redemption price equal to $100,000, plus an amount equal to any declared and unpaid dividends. The Series B Preferred Stock does not have any voting rights other than with respect to certain limited matters, including the right (together with all other holders of preferred stock) to elect two directors if we fail to pay six quarterly dividends, the right to vote on matters that could adversely affect the holders of the Series B Preferred Stock and on certain other matters to the extent required by law.

Series C Preferred Stock and Series D Preferred Stock. As part of the Capital Purchase Program established by the United States Treasury, we entered into separate purchase agreements with the United States Treasury pursuant to which we issued and sold to the United States Treasury 35,000 shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series C, having a liquidation preference of $100,000 per share, or Series C Preferred Stock, and 13,500 shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series D, having a liquidation preference of $100,000 per share, or Series D Preferred Stock. On March 30, 2011, we repurchased all of the Series C Preferred Stock and Series D Preferred Stock.

Series E Preferred Stock. We have issued depositary shares representing ownership interests in 4,500 shares of Perpetual Preferred Stock, Series E, with a $100,000 liquidation preference per share. The Series E Preferred Stock is not convertible into our common stock or any other class or series of our securities and will not be subject to any sinking fund or other similar obligation for their repurchase or retirement. Dividends on the Series E Preferred Stock, if declared, will accrue and be payable quarterly at a rate per annum equal to 5.875%. Dividends on the shares are non-cumulative. Shares of the Series E Preferred Stock have priority over our common stock with regard to the payment of dividends. The Series E Preferred Stock is redeemable at our option at a redemption price equal to $100,000 per share, plus any declared and unpaid dividends. The Series E Preferred Stock does not have any voting rights other than with respect to certain limited matters, including the right (together with all other holders of preferred stock) to elect two directors if we fail to pay six quarterly dividends, the right to vote on matters that could adversely affect the holders of the Series E Preferred Stock and on certain other matters to the extent required by law.

Series F Preferred Stock. We have issued depositary shares representing ownership interests in 5,000 shares of Perpetual Preferred Stock, Series F, with a $100,000 liquidation preference per share. The Series F Preferred Stock is not convertible into our common stock or any other class or series of our securities and will not be subject to any sinking fund or other similar obligation for their repurchase or retirement. Dividends on the Series F Preferred Stock, if declared, will accrue and be payable quarterly at a rate per annum equal to 5.625%. Dividends on the shares are non-cumulative. Shares of the Series F Preferred Stock have priority over our common stock with regard to the payment of dividends. The Series F Preferred Stock is redeemable at our option at a redemption price equal to $100,000 per share, plus any declared and unpaid dividends. The Series F Preferred Stock does not have any voting rights other than with respect to certain limited matters, including the right (together with all other holders of preferred stock) to elect two directors if we fail to pay six quarterly dividends, the right to vote on matters that could adversely affect the holders of the Series F Preferred Stock and on certain other matters to the extent required by law.

DESCRIPTION OF THE DEPOSITARY SHARES

Please note that in this prospectus supplement, references to “holders” of depositary shares mean those who own depositary shares registered in their own names, on the books that we or the depositary maintain for this purpose, and not indirect holders who own beneficial interests in depositary shares registered in street name or issued in book-entry form through DTC.

The following is a brief description of the terms of the depositary shares representing the Shares, which does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to our restated articles of incorporation, as amended, including our articles of amendment with respect to the Shares, copies of which are available upon request from us.

General

We are issuing fractional interests in Shares in the form of depositary shares. Each depositary share will represent a 1/100th ownership interest in one Share, and will be evidenced by a depositary receipt. The Shares represented by depositary shares will be deposited under a deposit agreement among us, U.S. Bank National Association, as the depositary, and the holders from time to time of the depositary receipts evidencing the depositary shares. Subject to the terms of the deposit agreement, each holder of a depositary share will be entitled, through the depositary, in proportion to the applicable fraction of a Share represented by that depositary share, to all the rights and preferences of the Shares represented thereby (including dividend, voting, redemption and liquidation rights).

Immediately following the issuance of the Shares, we will deposit the Shares with the depositary, which will then issue the depositary shares to the underwriters. Copies of the forms of deposit agreement and the depositary receipt may be obtained from us upon request and in the manner described in the accompanying prospectus.

Dividends and Other Distributions

The depositary will distribute any cash dividends or other cash distributions received in respect of the deposited Shares to the record holders of depositary shares relating to the underlying Shares in proportion to the number of depositary shares held by the holders. The depositary will distribute any property received by it other than cash to the record holders of depositary shares entitled to those distributions, unless it determines that the distribution cannot be made proportionally among those holders or that it is not feasible to make a distribution. In that event, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders of the depositary shares in proportion to the number of depositary shares they hold.

Record dates for the payment of dividends and other matters relating to the depositary shares will be the same as the corresponding record dates for the Shares.

The amounts distributed to holders of depositary shares will be reduced by any amounts required to be withheld by the depositary or by us on account of taxes or other governmental charges.

Redemption of Depositary Shares

If we redeem the Shares represented by the depositary shares, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption of the Shares held by the depositary. The redemption price per depositary share will be equal to 1/100th of the redemption price per share payable with respect to the Shares (or $1,000 per depositary share plus dividends as applicable). Whenever we redeem Shares held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the Shares so redeemed.

In case of any redemption of less than all of the outstanding depositary shares, the depositary shares to be redeemed will be selected by the depositary pro rata or in any other manner determined by the depositary to be equitable. In any such case, we will redeem depositary shares only in increments of 100 depositary shares and any integral multiple thereof.

After the date fixed for redemption, the depositary shares called for redemption will no longer be deemed to be outstanding, and all rights of the holders of those shares will cease, except the right to receive the amount payable and any other property to which the holders were entitled upon the redemption. To receive this amount or other property, the holders must surrender the depositary receipts evidencing their depositary shares to the depositary. Any funds that we deposit with the depositary for any depositary shares that the holders fail to redeem will be returned to us after a period of two years from the date we deposit the funds.

Withdrawal of Series G Preferred Stock

Unless the related depositary shares have previously been called for redemption, any holder of depositary shares may receive the number of whole Shares and any money or other property represented by those depositary receipts after surrendering the depositary receipts at the corporate trust office of the depositary, paying any taxes, charges and fees provided for in the deposit agreement and complying with any other requirement of the deposit agreement. Holders of depositary shares making these withdrawals will be entitled to receive whole Shares, but holders of whole Shares will not be entitled to deposit those Shares under the deposit agreement or to receive depositary receipts for those Shares after withdrawal. If the depositary shares surrendered by the holder in connection with withdrawal exceed the number of depositary shares that represent the number of whole Shares to be withdrawn, the depositary will deliver to that holder at the same time a new depositary receipt evidencing the excess number of depositary shares.

Voting the Shares

When the depositary receives notice of any meeting at which the holders of the Shares are entitled to vote, the depositary will mail the information contained in the notice to the record holders of the depositary shares relating to the Shares. Each record holder of the depositary shares on the record date, which will be the same date as the record date for the Shares, may instruct the depositary to vote the amount of the Shares represented by the holder’s depositary shares. To the extent possible, the depositary will vote the amount of the Shares represented by depositary shares in accordance with the instructions it receives. We will agree to take all reasonable actions that the depositary determines are necessary to enable the depositary to vote as instructed. If the depositary does not receive specific instructions from the holders of any depositary shares representing the Shares, it will vote all depositary shares of that series held by it proportionately with instructions received.

Amendment and Termination of the Deposit Agreement

We may amend the form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement at any time and from time to time by agreement with the depositary. However, any amendment that imposes additional charges or materially and adversely alters any substantial existing right of the holders of depositary shares will not be effective unless the holders of at least a majority or, in the case of amendments relating to or affecting rights to receive dividends or distributions or voting or redemption rights, two-thirds of the holders of the affected depositary shares then outstanding approve the amendment. We will make no amendment that impairs the right of any holder of depositary shares, as described above under “—Withdrawal of Preferred Stock,” to receive Shares and any money or other property represented by those depositary shares, except in order to comply with mandatory provisions of applicable law. Holders who retain or acquire their depositary receipts after an amendment becomes effective will be deemed to have agreed to the amendment and will be bound by the amended deposit agreement.

The deposit agreement will automatically terminate if:

•	all outstanding depositary shares have been redeemed; or

•	a final distribution in respect of the Shares has been made to the holders of depositary shares in connection with any liquidation, dissolution or winding-up of SunTrust.

We may terminate the deposit agreement at any time, and the depositary will give notice of that termination to the recordholders of all outstanding depositary receipts not less than 30 days before the termination date. In that event, the depositary will deliver or make available for delivery to holders of depositary shares, upon surrender of the depositary receipts evidencing the depositary shares, the number of whole or fractional Shares as are represented by those depositary shares.

Charges of Depositary; Taxes and Other Governmental Charges

We will pay the fees, charges and expenses of the depositary provided in the deposit agreement to be payable by us. Holders of depositary receipts will pay any taxes and governmental charges and any charges provided in the deposit agreement to be payable by them, including a fee for the withdrawal of Shares upon surrender of depositary receipts. If the depositary incurs fees, charges or expenses for which it is not otherwise liable at the election of a holder of a depositary receipt or other person, that holder or other person will be liable for those fees, charges and expenses.

Resignation and Removal of Depositary

The depositary may resign at any time by giving us notice, and we may remove or replace the depositary at any time.

Reports to Holders

We will deliver all required reports and communications to holders of the Shares to the depositary. It will forward those reports and communications to the holders of depositary shares.

Limitation on Liability of the Depositary

The depositary will not be liable if it is prevented or delayed by law or any circumstances beyond its control in performing its obligations under the deposit agreement. The obligations of the depositary under the deposit agreement will be limited to performance in good faith of its duties under the agreement, and it will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares, depositary receipts or Shares unless satisfactory and reasonable protection from expenses and liability is furnished. This is called an indemnity. The depositary may rely upon written advice of counsel or accountants, upon information provided by holders of depositary receipts or other persons believed to be competent and upon documents believed to be genuine.

BOOK-ENTRY, DELIVERY AND FORM OF DEPOSITARY SHARES

The Shares will be issued in registered form to the depositary. The depositary shares will be issued in book-entry form through DTC. DTC will act as securities depositary for the depositary shares. The depositary shares will be issued only as fully registered securities registered in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC. The depositary shares will be accepted for clearance by DTC. Beneficial interests in the global securities will be shown on, and transfers thereof will be effected only through, the book-entry records maintained by DTC and its direct and indirect participants, including Euroclear and Clearstream. Owners of beneficial interests in the depositary shares will receive all payments relating to their depositary shares in U.S. dollars. One or more fully registered global security certificates, representing the aggregate principal amount of depositary shares issued, will be issued and will be deposited with DTC and will bear a legend regarding the restrictions on exchanges and registration of transfer referred to below.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in the depositary shares, so long as the depositary shares are represented by global security certificates.

DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities deposited with it by its participants, and it facilitates the settlement among direct participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between direct participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to DTC’s system is also available to others such as both U.S. and non-U.S. securities brokers and dealers (including agents), banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The DTC rules applicable to its participants are on file with the SEC.

Purchases of depositary shares under the DTC system must be made by or through direct participants, which will receive a credit for the depositary shares on DTC’s records. The ownership interest of each beneficial owner of depositary shares will be recorded on the direct or indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase. Beneficial owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Under a book-entry format, holders may experience some delay in their receipt of payments, as such payments will be forwarded by the trustee to Cede & Co., as nominee for DTC. DTC will forward the payments to its participants, who will then forward them to indirect participants or holders. Beneficial owners of depositary shares other than DTC or its nominees will not be recognized by the registrar and transfer agent as registered holders of the depositary shares entitled to the rights of holders thereof. Beneficial owners that are not participants will be permitted to exercise their rights only indirectly through and according to the procedures of participants and, if applicable, indirect participants.

To facilitate subsequent transfers, all depositary shares deposited by direct participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of depositary shares with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not affect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the depositary shares; DTC’s records reflect only the identity of the direct participants to whose accounts the depositary shares are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to depositary shares unless authorized by a direct participant in accordance with DTC’s procedures. Under its usual procedures, DTC mails an omnibus proxy to the issuer as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts depositary shares are credited on the record date (identified in a listing attached to the omnibus proxy).

DTC may discontinue providing its services as securities depositary with respect to the depositary shares at any time by giving reasonable notice to the issuer or its agent. Under these circumstances, in the event that a successor securities depositary is not obtained, certificates for the depositary shares are required to be printed and delivered. We may decide to discontinue the use of the system of book-entry-only transfers through DTC (or a successor securities depositary). In that event, certificates for the depositary shares will be printed and delivered to DTC. If an event of default with respect to the depositary shares has occurred and is continuing, a holder may request that certificates for the depositary shares be registered in such holder’s names.

As long as DTC or its nominee is the registered owner of the global security certificates, DTC or its nominee, as the case may be, will be considered the sole owner and holder of the global security certificates and all depositary shares represented by these certificates for all purposes under the instruments governing the rights and obligations of holders of depositary shares. Except in the limited circumstances referred to above, owners of beneficial interests in global security certificates:

•	will not be entitled to have such global security certificates or the depositary shares represented by these certificates registered in their names;

•	will not receive or be entitled to receive physical delivery of securities certificates in exchange for beneficial interests in global security certificates; and

•

will not be considered to be owners or holders of the global security certificates or the depositary shares represented by these certificates for any purpose under the instruments governing the rights and obligations of holders of depositary shares.

Payments with respect to depositary shares represented by the global security certificates and all transfers and deliveries of depositary shares will be made to DTC or its nominee, as the case may be, as the registered holder of the depositary shares. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from the issuer or its agent, on the payable date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of that participant and not of DTC, the trustee, the issuer or any of their agents, subject to any statutory or regulatory requirements as may be in effect from time to time. Payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) are the responsibility of the issuer or its agent, disbursement of such payments to direct participants will be the responsibility of DTC, and disbursement of such payments to the beneficial owners will be the responsibility of direct and indirect participants.

Ownership of beneficial interests in the global security certificates will be limited to participants or persons that may hold beneficial interests through institutions that have accounts with DTC or its nominee. Ownership of beneficial interests in global security certificates will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by DTC or its nominee, with respect to participants’ interests, or any participant, with respect to interests of persons held by the participant on their behalf. Payments, transfers, deliveries, exchanges, and other matters relating to beneficial interests in global security certificates may be subject to various policies and procedures adopted by DTC from time to time. Neither we nor any agent for us will have any responsibility or liability for any aspect of DTC’s or any direct or indirect participant’s records relating to, or for payments made on account of, beneficial interests in global security certificates, or for maintaining, supervising or reviewing any of DTC’s records or any direct or indirect participant’s records relating to these beneficial ownership interests.

Although DTC has agreed to the foregoing procedures in order to facilitate transfer of interests in the global security certificates among participants, DTC is under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time. We will not have any responsibility for the performance by DTC or its direct or indirect participants under the rules and procedures governing DTC.

Because DTC can act only on behalf of direct participants, who in turn act only on behalf of direct or indirect participants, and certain banks, trust companies and other persons approved by it, the ability of a beneficial owner of depositary shares to pledge the depositary shares to persons or entities that do not participate in the DTC system may be limited due to the unavailability of physical certificates for the depositary shares.

DTC has advised us that it will take any action permitted to be taken by a registered holder of any securities under the Indenture only at the direction of one or more participants to whose accounts with DTC the depositary shares are credited.

The information in this section concerning DTC and its book-entry system has been obtained from sources that we believe to be accurate, but we assume no responsibility for the accuracy thereof.

Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries, which in turn will hold interests in customers’ securities accounts in the depositaries’ names on the books of DTC. At the present time, Citibank, N.A. acts as U.S. depositary for Clearstream and JPMorgan Chase Bank, N.A. acts as U.S. depositary for Euroclear (the “U.S. Depositaries”). Beneficial interests in the global securities of a series will be held in denominations of $5,000 and integral multiples of $1,000 in excess thereof.

Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries.

Clearstream is registered as a bank in Luxembourg, and as such is subject to regulation by the Commission de Surveillance du Secteur Financier and the Banque Centrale du Luxembourg, which supervise and oversee the activities of Luxembourg banks. Clearstream Participants are world-wide financial institutions including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations, and may include the underwriters or their affiliates. Indirect access to Clearstream is available to other institutions that clear through or maintain a custodial relationship with a Clearstream Participant. Clearstream has established an electronic bridge with Euroclear as the operator of the Euroclear System (the “Euroclear Operator”) in Brussels to facilitate settlement of trades between Clearstream and the Euroclear Operator.

Distributions with respect to the depositary shares held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream.

Euroclear holds securities and book-entry interests in securities for participating organizations (“Euroclear Participants”) and facilitates the clearance and settlement of securities transactions between Euroclear Participants, and between Euroclear Participants and participants of certain other securities intermediaries through electronic book-entry changes in accounts of such participants or other securities intermediaries. Euroclear provides Euroclear Participants, among other things, with safekeeping, administration, clearance and settlement, securities lending and borrowing, and related services. Euroclear Participants are investment banks, securities brokers and dealers, banks, central banks, supranationals, custodians, investment managers, corporations, trust companies and certain other organizations, and may include the underwriters or their affiliates. Non-participants in Euroclear may hold and transfer beneficial interests in a global security through accounts with a Euroclear Participant or any other securities intermediary that holds a book-entry interest in a global security through one or more securities intermediaries standing between such other securities intermediary and Euroclear.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants.

Distributions with respect to depositary shares held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depositary for Euroclear.

Transfers between Euroclear Participants and Clearstream Participants will be effected in the ordinary way in accordance with their respective rules and operating procedures.

Cross-market transfers between DTC’s participating organizations (“DTC Participants”), on the one hand, and Euroclear Participants or Clearstream Participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (European time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the global security in DTC, and making or receiving payment in accordance with normal procedures for same-day fund settlement applicable to DTC. Euroclear Participants and Clearstream Participants may not deliver instructions directly to their respective U.S. Depositaries.

Due to time zone differences, the securities accounts of a Euroclear Participant or Clearstream Participant purchasing an interest in a global security from a DTC Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear Participant or Clearstream Participant, during the securities settlement processing day (which must be a business day for Euroclear or Clearstream) immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream as a result of sales of interests in a global security related to a series of depositary shares by or through a Euroclear Participant or Clearstream Participant to a DTC Participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

The information in this section concerning Euroclear and Clearstream and their book-entry systems has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy of that information.

None of us, any of the underwriters or the trustee will have any responsibility for the performance by Euroclear or Clearstream or their respective participants of their respective obligations under the rules and procedures governing their operations.

Although DTC, Clearstream, Luxembourg and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of securities among participants of DTC, Clearstream, Luxembourg and Euroclear, they are under no obligation to perform or continue to perform such procedures and they may discontinue the procedures at any time.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS OF DEPOSITARY SHARES

The following is a summary of the material U.S. federal income tax consequences relating to the purchase, ownership and disposition of depositary shares, each representing a 1/100th ownership interest in a share of Series G Preferred Stock. This summary is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as currently in effect and all of which are subject to change, possibly retroactively, and to different interpretations. In addition, this section is based in part upon the assumption that each obligation in the deposit agreement and any related agreement will be performed in accordance with its terms. This summary does not address all of the U.S. federal income tax consequences that may be relevant to a particular investor, and does not address any aspect of state, local, non-U.S. or other U.S. federal tax consequences. This summary addresses only depositary shares held as capital assets within the meaning of the Code and does not address U.S. federal income tax consequences applicable to investors that are subject to special tax rules, such as:

•	securities dealers or brokers, or traders in securities electing mark-to-market treatment;

•	banks, thrifts, or other financial institutions;

•	insurance companies;

•	regulated investment companies or real estate investment trusts;

•	tax-exempt organizations;

•

persons holding depositary shares as part of a “straddle,” “hedge,” “synthetic security” or “conversion transaction” for U.S. federal income tax purposes, or as part of some other integrated investment;

•	partnerships or other pass-through entities;

•	persons that purchase or sell depositary shares as part of a wash-sale for tax purposes;

•	persons subject to the alternative minimum tax;

•	certain former citizens or residents of the United States;

•	a “passive foreign investment company” or a “controlled foreign corporation” for U.S. federal income tax purposes; or

•	“U.S. Holders” (as defined below) whose functional currency is not the U.S. dollar.

For purposes of this summary, the term “U.S. Holder” means a beneficial owner of depositary shares that is, for U.S. federal income tax purposes, (i) an individual citizen or resident of the United States, (ii) a corporation (or any other entity treated as a corporation) created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate whose income is subject to U.S. federal income tax regardless of its source, or (iv) a trust if (A) a United States court has the authority to exercise primary supervision over the administration of the trust and one or more United States persons (as defined under the Code) are authorized to control all substantial decisions of the trust or (B) it has a valid election in place to be treated as a United States person. The term “Non-U.S. Holder” means a beneficial owner of depositary shares that is not a U.S. Holder and that is not a partnership (or other entity treated as a partnership for U.S. federal income tax purposes).

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds depositary shares, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership holding depositary shares, you should consult your own tax advisor.

If you are considering the purchase of depositary shares, you should consult your own tax advisor concerning the particular U.S. federal income tax consequences to you of an investment in depositary shares, as well as the consequences to you arising under the laws of any other taxing jurisdiction, including any state, local or non-U.S. income tax consequences.

General

Beneficial owners of depositary shares will be treated for U.S. federal income tax purposes as owning the Series G Preferred Stock represented by the depositary shares.

U.S. Holders

Distributions

Distributions paid by us with respect to depositary shares will constitute dividends for U.S. federal income tax purposes to the extent paid out of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. If the amount of a distribution with respect to depositary shares exceeds our current and accumulated earnings and profits, such distribution will be treated first as a tax-free return of capital to the extent of the U.S. holder’s adjusted tax basis in depositary shares, and thereafter as capital gain.

Subject to certain exceptions for short-term and hedged positions, dividends paid to non-corporate U.S. Holders generally will qualify for taxation at reduced rates applicable to “qualified dividends.” Subject to exceptions for short-term and hedged positions, dividends paid to corporate U.S. Holders of depositary shares will be eligible for the dividends-received deduction.

Any dividend (including a deemed dividend in connection with a redemption as described below) that exceeds certain thresholds in relation to your tax basis in your depositary shares could be characterized as an “extraordinary dividend” under the Code. If you are a corporation, you have held the stock for two years or less before the dividend announcement date, and you receive an extraordinary dividend, generally you will be required to reduce your tax basis in your depositary shares with respect to which such dividend was made by the non-taxed portion of such dividend. If the amount of the reduction exceeds your tax basis in such depositary shares, the excess is treated as taxable gain.

Sale, Exchange or Redemption

Subject to the discussion below regarding certain redemptions, a U.S. Holder will recognize capital gain or loss upon the sale, exchange, redemption or other taxable disposition (each, a “disposition”) of depositary shares in an amount equal to the difference between the amount realized on the disposition and the holder’s adjusted tax basis in depositary shares at the time of the disposition. Capital gain, if any, recognized by a U.S. Holder will be long-term capital gain if the U.S. Holder’s holding period for the depositary shares exceeded one year at the time of the disposition. In the case of non-corporate U.S. Holders, long-term capital gains generally are subject to federal income tax at reduced rates. The deductibility of capital losses is subject to limitations.

Under certain circumstances, an amount paid to a U.S. Holder of depositary shares in connection with a redemption of Series G Preferred Stock may be treated as a distribution (taxed in the manner described under “—Distributions” above) as opposed to an amount realized on the disposition of depositary shares, if immediately following the redemption the U.S. Holder owns directly or indirectly (taking into account applicable constructive ownership rules) shares of any class of our stock. U.S. Holders that own (or are deemed to own) shares of any class of our stock should consult their own tax advisors regarding the consequences to them of receiving a payment on depositary shares in connection with a redemption of Series G Preferred Stock.

Additional Tax on Net Investment Income

A U.S. Holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, is subject to an additional 3.8% tax on the lesser of (1) the U.S. Holder’s “net investment income” (or “undistributed net investment income” in the case of an estate or trust) for the relevant taxable year and (2) the excess of the U.S. Holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals is between $125,000 and $250,000, depending on the individual’s circumstances). A U.S. Holder’s net investment income generally includes its dividend income and its net gains from the disposition of depositary shares, unless such dividend income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a U.S. Holder that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of this tax to your income and gains in respect of your investment in depositary shares.

Information Reporting and Backup Withholding

In general, a U.S. Holder (other than a corporation or other exempt holder) will be subject to information reporting requirements with respect to dividends and other taxable distributions, and the proceeds from a sale, redemption or other disposition of depositary shares. In addition, a U.S. Holder will be subject to backup withholding on such amounts if the U.S. Holder (i) fails to provide an accurate taxpayer identification number to the payor; (ii) has been notified by the Internal Revenue Service that it has failed to report all interest or dividends required to be shown on its U.S. federal income tax returns; or (iii) in certain circumstances, fails to comply with applicable certification requirements.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability provided the required information is furnished to the Internal Revenue Service on a timely basis.

Non-U.S. Holders

Distributions

Except as described below, dividends paid to a Non-U.S. Holder generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. In order to claim the benefits of an applicable income tax treaty, a Non-U.S. Holder generally will be required to provide a properly completed Internal Revenue Service Form W-8BEN or W-8BEN-E and make certain certifications, under penalty of perjury, to establish its status as a non-U.S. person and its entitlement to treaty benefits. Non-U.S. Holders eligible for a reduced rate of United States withholding tax under an applicable income tax treaty may obtain a refund of any amounts withheld in excess of that rate by filing a timely refund claim with the Internal Revenue Service.

Dividends paid to a Non-U.S. Holder that are “effectively connected” with the holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment maintained by the holder in the United States) generally are exempt from the 30% United States withholding tax, provided the holder complies with applicable certification requirements (for example, by providing the payor with a properly completed Form W-8ECI). Instead, such dividends will be subject to U.S. federal income tax in the same manner as if the Non-U.S. Holder were a U.S. Holder, as described above. Corporate Non-U.S. Holders may also be subject to an additional “branch profits tax” at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty) on effectively connected dividends received with respect to depositary shares.

Sale, Exchange or Redemption

A Non-U.S. Holder generally will not be subject to U.S. federal income tax on gain recognized on a disposition of depositary shares unless (i) the gain is effectively connected with the holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the holder in the United States); (ii) the Non-U.S. Holder is an individual who is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are satisfied; or (iii) we are or have been a United States real property holding corporation for U.S. federal income tax purposes and certain other conditions are satisfied. We have not been, are not and do not anticipate becoming a United States real property holding corporation for U.S. federal income tax purposes.

Gain from the disposition of depositary shares by a Non-U.S. Holder that is treated as effectively connected with the holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the holder in the United States) generally will be subject to U.S. federal income tax in the same manner as if the holder were a U.S. Holder, as described above. Corporate Non-U.S. Holders may also be subject to the branch profits tax at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty) on effectively connected gain. As discussed above under “—U.S. Holders—Sale, Exchange or Redemption,” an amount paid to a holder of depositary shares in connection with a redemption of Series G Preferred Stock may under certain circumstances be treated as a distribution. In that case, the payment would be subject to the rules for distributions described above. Furthermore, if a broker or other paying agent is unable to determine whether the redemption should be treated as a distribution, such broker or paying agent may withhold tax at a 30% rate on the full amount received by a Non-U.S. Holder (in which case, the Non-U.S. Holder may be eligible to obtain a refund of all or a portion of any such tax).

Information Reporting and Backup Withholding

Dividends paid to a Non-U.S. Holder on depositary shares generally will be subject to information reporting requirements. Copies of the information returns reporting such dividends and any withholding thereon may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty. In addition, such dividends generally will be subject to backup withholding unless the Non-U.S. Holder certifies under penalty of perjury that it is not a United States person (and the payor does not have actual knowledge or reason to know that such holder is a United States person), or the holder otherwise establishes an exemption from backup withholding. Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of depositary shares that is effected within the United States or conducted through certain United States-related financial intermediaries, unless the Non-U.S. Holder certifies its non-U.S. status under penalty of perjury (and the payor does not have actual knowledge or reason to know that the holder is a United States person), or the holder otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability provided the required information is furnished to the Internal Revenue Service on a timely basis.

Foreign Account Tax Compliance Act (FATCA)

Sections 1471 through 1474 of the Code (commonly referred to as “FATCA”) generally will impose a 30% withholding tax on (i) dividends paid on depositary shares and (ii) gross proceeds from the sale or other disposition of depositary shares that occurs after December 31, 2018, in each case if the shares are held by or through:

•

certain foreign financial institutions (including investment funds), unless the institution otherwise qualifies for an exemption or enters into an agreement with the U.S. Treasury (i) to collect and report, on an annual basis, information with respect to accounts in the institution held by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons, and (ii) to withhold on certain payments; or

•

a non-financial non-U.S. entity, unless the entity (i) either certifies to the applicable withholding agent or the IRS that the entity does not have any “substantial United States owners” or provides certain information regarding the entity’s “substantial United States owners” or (ii) otherwise establishes an exemption from such withholding tax.

The rules described above may be modified by an intergovernmental agreement entered into between the United States and an applicable foreign country, or by future Treasury regulations or other guidance. Non-U.S. holders are encouraged to consult their tax advisors regarding the possible implications of these rules on their investment in depositary shares.

EMPLOYEE RETIREMENT INCOME SECURITY ACT

Fiduciaries or other persons considering purchasing the depositary shares on behalf of or with the assets of a pension, profit-sharing or other employee benefit plan subject to the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), a plan or individual retirement account or other arrangement which is subject to Section 4975 of the Code, or any entity the assets of which are “plan assets” under ERISA (each, a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the depositary shares. Among other factors, such fiduciaries or other persons should consider whether the investment would satisfy the prudence and diversification requirements of ERISA, would meet the Plan’s liquidity requirements, would be consistent with the documents and instruments governing the Plan, and whether the investment could constitute a prohibited transaction under ERISA or the Code.

Section 406 of ERISA and Section 4975 of the Code prohibit a Plan from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code with respect to such Plan. A violation of these prohibited transaction rules may result in an excise tax under the Code or penalties or other liabilities under ERISA or the Code for those persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) (“Non-ERISA Arrangements”) are not subject to the requirements of Section 406 of ERISA or Section 4975 of the Code but may be subject to federal, state, local, non-U.S. or other laws that are similar to ERISA and/or the Code (“Similar Laws”).

The acquisition, holding and/or disposition of the depositary shares by a Plan with respect to which SunTrust or any of its affiliates is or becomes a party in interest or disqualified person may result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code, unless the depositary shares are acquired pursuant to an applicable exemption or there is some other basis on which the acquisition, holding and disposition of the depositary shares will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code and is not prohibited under applicable Similar Laws. The U.S. Department of Labor has issued five prohibited transaction class exemptions, or “PTCEs”, that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the acquisition of the depositary shares. These exemptions are PTCE 84-14, as amended (for certain transactions effected by independent qualified professional asset managers), PTCE 90-1 (for certain transactions involving insurance company pooled separate accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 95-60 (for transactions involving certain insurance company general accounts), and PTCE 96-23, as amended (for transactions effected by in-house asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide a limited exemption for the purchase and sale of the depositary shares, provided that neither the issuer of the depositary shares nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction, and provided further that the Plan pays no more and receives no less than “adequate consideration” in connection with the transaction (the so-called “service provider exemption”). There can be no assurance, however, that all of the conditions of any of these statutory or class exemptions will be satisfied in connection with transactions involving the depositary shares.

Any purchaser or holder of the depositary shares or any interest therein will be deemed to have represented by its purchase of the depositary shares or any interest therein that it either (1) is not a Plan or a Non-ERISA Arrangement and is not purchasing the depositary shares on behalf of or with the assets of any Plan or Non-ERISA Arrangement or (2) its purchase and holding of the depositary shares will not (based on advice of counsel) result in a non-exempt prohibited transaction or a similar violation under any applicable Similar Laws. Any person making the decision to invest in the depositary shares on behalf of a Plan will, by purchasing the depositary shares, be deemed to have also represented, in its corporate and fiduciary capacity, that (1) the purchaser will pay no more than adequate consideration in connection with the purchase of the depositary shares, (2) the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon SunTrust or any of its affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (i) the design and terms of the depositary shares, (ii) the purchaser or holder’s investment in the depositary shares, or (iii) the exercise of, or failure to exercise, any rights SunTrust has under or with respect to the depositary shares, (3) SunTrust and its affiliates have acted and will act solely for their own account in connection with (i) all transactions relating to the depositary shares and (ii) all hedging transactions in connection with SunTrust’s obligations under the depositary shares, (4) any and all assets and positions relating to hedging transactions by SunTrust or its affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder, (5) SunTrust’s interests are adverse to the interests of the purchaser or holder, and (6) neither SunTrust nor any of its affiliates is a “fiduciary” (within the meaning of ERISA or any Similar Laws) or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that SunTrust or any of its affiliates may provide is not intended to be impartial investment advice.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is important that fiduciaries or other persons considering purchasing the depositary shares on behalf of or with the assets of any Plan or Non-ERISA Arrangement consult with their counsel regarding the potential consequences of any purchase under ERISA and/or Similar Laws, as applicable, and whether a prohibited transaction exemption, or similar relief under Similar Laws, is available. Purchasers of the depositary shares have the sole and exclusive responsibility for ensuring that their purchase, holding and disposition of the depositary shares complies with the fiduciary responsibility rules of ERISA and does not violate the prohibited transaction rules of ERISA or the Code (or, in the case of a Non-ERISA Arrangement, any Similar Laws). The sale of any depositary shares to a Plan or Non-ERISA Arrangement is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by any such Plans or Non-ERISA Arrangements generally or any particular Plan or Non-ERISA Arrangement or that such investment is appropriate for such Plans or Non-ERISA Arrangements generally or any particular Plan or Non-ERISA Arrangement.

UNDERWRITING (CONFLICTS OF INTEREST)

We are offering the depositary shares described in this prospectus supplement through a number of underwriters. We have entered into an underwriting agreement with the underwriters listed below for whom Credit Suisse Securities (USA) LLC, Goldman, Sachs & Co., Morgan Stanley & Co. LLC and SunTrust Robinson Humphrey, Inc. are acting as representatives. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement, the number of depositary shares listed next to its name below:

Underwriter	Number of Depositary Shares
Credit Suisse Securities (USA) LLC
Goldman, Sachs & Co.
Morgan Stanley & Co. LLC
SunTrust Robinson Humphrey, Inc.
Total

The underwriters are committed to take and pay for all of the depositary shares being offered, if any are taken. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated. The offering of the depositary shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The underwriters propose to offer the depositary shares directly to the public at the initial public offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $         per depositary share. Any such dealers may resell depositary shares to certain other brokers or dealers at a discount of up to $         per depositary share from the initial public offering price per depositary share sold to investors. After the initial public offering of the depositary shares, the offering price and other selling terms may be changed by the underwriters. Sales of depositary shares made outside of the U.S. may be made by affiliates of the underwriters.

Prior to this offering, there has been no public market for the depositary shares being offered. We do not expect that there will be any separate public trading market for the shares of the Series G Preferred Stock except as represented by the depositary shares. We do not expect that there will be any separate public trading market for the shares of Series G Preferred Stock except as represented by the depositary shares.

The underwriting fee is equal to the public offering price per depositary share less the amount paid by the underwriters to us per depositary share. The following table shows the per depositary share and total underwriting discounts and commissions to be paid to the underwriters. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional depositary shares.

Per depositary share	$
Total	$

In connection with the offering, the underwriters may purchase and sell depositary shares in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of depositary shares than they are required to purchase in the offering. The underwriters must close out any short position by purchasing depositary shares in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the depositary shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of depositary shares made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased depositary shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or lessening a decline in the market price of the depositary shares, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the depositary shares. As a result, the price of the depositary shares may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time.

We have agreed with the underwriters not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of, any of our securities substantially similar to the Series G Preferred Stock or the related depositary shares, including any options or warrants to purchase shares of the Series G Preferred Stock or securities convertible into or exchangeable for shares of the Series G Preferred Stock, during the period from the date of this prospectus supplement continuing through the date 30 days after the date of this prospectus supplement, except with the prior written consent of the representatives.

We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $        .

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities.

Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments, including serving as counterparties to certain derivative and hedging arrangements, and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities or instruments of the issuer. Such investment and securities activities may have involved, and in the future may involve, our securities and instruments. If any of the underwriters or their affiliates has a lending relationship with SunTrust, certain of those underwriters or their affiliates may hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

Selling Restrictions

Canada

The depositary shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the depositary shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a Relevant Member State), no offer of any depositary shares which are the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus may be made to the public in that Relevant Member State other than:

A.	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

B.	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the representatives; or

C.	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of depositary shares shall require us or the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

Each person in a Relevant Member State who initially acquires any depositary shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of Article 2(1)(e) of the Prospectus Directive.

In the case of any depositary shares being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the depositary shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any depositary shares to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

We and the underwriters and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of depositary shares in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of depositary shares. Accordingly any person making or intending to make an offer in that Relevant Member State of depositary shares which are the subject of the offering contemplated in this prospectus supplement and the accompanying prospectus may only do so in circumstances in which no obligation arises for us or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither we nor the underwriters have authorized, nor do we or they authorize, the making of any offer of depositary shares in circumstances in which an obligation arises for us or the underwriters to publish a prospectus for such offer.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any depositary shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the depositary shares to be offered so as to enable an investor to decide to purchase or subscribe the depositary shares, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU) and includes any relevant implementing measure in the Relevant Member State.

Notice to Investors in the United Kingdom

In addition, in the United Kingdom, this prospectus supplement and the accompanying prospectus is being distributed only to, and is directed only at qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive who are, (i) persons who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, or the Order, and/or (ii) high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order, which persons together we refer to in this prospectus supplement as “relevant persons.” This prospectus supplement and the accompanying prospectus must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this prospectus supplement and the accompanying prospectus relates is only available to, and will be engaged in with, relevant persons.

Hong Kong

The depositary shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the depositary shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to depositary shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Japan

The depositary shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the “Financial Instruments and Exchange Law”) and each underwriter has agreed that it will not offer or sell any depositary shares, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus supplement and the accompanying prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the depositary shares may not be circulated or distributed, nor may the depositary shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275 (1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA. Where the depositary shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust will not be transferable for six months after that corporation or that trust has acquired the depositary shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A) of the SFA and in accordance with the conditions specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Conflicts of Interest

SunTrust Robinson Humphrey, Inc., our subsidiary, is participating in this offering of depositary shares as an underwriter.

Accordingly, this offering is being conducted in compliance with the provisions of FINRA Rule 5121. SunTrust Robinson Humphrey, Inc. is not permitted to sell the depositary shares in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the customer to which the account relates.

In the future, SunTrust Robinson Humphrey, Inc. or our other affiliates may repurchase and resell the depositary shares in market- making transactions, with resales being made at prices related to prevailing market prices at the time of the resale or at negotiated prices.

VALIDITY OF SHARES

The validity of the Shares and the depositary shares offered hereby will be passed upon for us by King & Spalding LLP, Atlanta, Georgia and for the underwriters by Sullivan & Cromwell LLP, New York, New York. Sullivan & Cromwell LLP will rely as to matters of Georgia law upon the opinions of King & Spalding LLP and Raymond D. Fortin, Esq., Corporate Executive Vice President, General Counsel and Corporate Secretary of SunTrust. As of April 21, 2017, Mr. Fortin owned 70,941 shares of our common stock, inclusive of 10,938 shares of restricted stock units that are subject to forfeiture, and inclusive of options to purchase 33,500 shares of our common stock, which he is deemed to beneficially own in accordance with Rule 13d-3. Sullivan & Cromwell LLP regularly performs legal services for SunTrust and its affiliates.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016, and the effectiveness of our internal control over financial reporting as of December 31, 2016, as set forth in their reports, which are incorporated by reference in this prospectus supplement and elsewhere in the registration statement. Our financial statements and our management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2016 are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

PROSPECTUS

SunTrust Banks, Inc.

Senior Debt Securities

Subordinated Debt Securities

Preferred Stock

Depositary Shares

Common Stock

Warrants

Purchase Contracts

Units

The securities listed above may be offered and sold by us or may be offered and sold, from time to time, by one or more selling securityholders to be identified in the future. We will provide the specific terms of these securities in supplements to this prospectus. We may offer and sell these securities to or through one or more underwriters, dealers and agents, directly to purchasers or through a combination of these methods, on a continuous or delayed basis from time to time. You should read this prospectus and the applicable prospectus supplement carefully before you invest in the securities described in the applicable prospectus supplement.

This prospectus may not be used to sell securities unless accompanied by the applicable prospectus supplement.

These securities will be our equity securities or unsecured obligations, will not be savings accounts, deposits or other obligations of any bank or savings association, and will not be insured by the Federal Deposit Insurance Corporation, the bank insurance fund or any other governmental agency or instrumentality.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 15, 2015

Unless the context requires otherwise, references to “we,” “us,” “our” and similar terms are to SunTrust Banks, Inc. and its subsidiaries.

ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement that we filed with the Securities and Exchange Commission (“SEC”) using a “shelf” registration process. Under this shelf registration statement, we may sell, either separately or together, senior debt securities, subordinated debt securities, preferred stock, depositary shares representing interests in preferred stock, common stock, warrants, purchase contracts and units in one or more offerings.

Each time we sell securities, we will provide a prospectus supplement, pricing supplement, index supplement, product supplement or other type of offering document or supplement (together referred to herein as a “prospectus supplement”) that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

The registration statement that contains this prospectus, including the exhibits to the registration statement, contains additional information about us and the securities offered under this prospectus. That registration statement can be read at the SEC web site or at the SEC offices mentioned under the heading “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC web site at http://www.sec.gov. To receive copies of public records not posted to the SEC’s web site at prescribed rates, you may complete an online form at http://www.sec.gov, send a fax to (202) 772-9337 or submit a written request to the SEC, Office of FOIA/PA Operations, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information. Our SEC filings are also available at the offices of the New York Stock Exchange. For further information on obtaining copies of our public filings at the New York Stock Exchange, you should call 212-656-3000.

The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the following documents listed

1

below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than, in each case, information that is deemed not to have been filed in accordance with SEC rules), until we sell all the securities offered by this prospectus:

•	Annual Report on Form 10-K for the year ended December 31, 2014;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015 and June 30, 2015;

•	Current Reports on Form 8-K filed March 11, 2015, April 29, 2015 and August 13, 2015;

•	the description of SunTrust’s Perpetual Preferred Stock, Series A, no par value and $100,000 liquidation preference per share, contained in our Registration Statement on Form 8-A, under Section 12(b) of the Exchange Act, filed September 12, 2006, including any amendment or report filed for the purpose of updating such description; and

•	the description of SunTrust’s Perpetual Preferred Stock, Series E, no par value and $100,000 liquidation preference per share, contained in our Registration Statement on Form 8-A, under Section 12(b) of the Exchange Act, filed December 20, 2012, including any amendment or report filed for the purpose of updating such description; and

•	the description of SunTrust’s common stock, $1.00 par value per share, contained in our Registration Statement on Form 8-A, under Section 12(b) of the Exchange Act, filed March 5, 2003, including any amendment or report filed for the purpose of updating such description.

You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing), at no cost, by writing or calling us at the following address:

SunTrust Banks, Inc.

303 Peachtree Street, NE

Atlanta, Georgia 30308

Telephone: 404-658-4879

Attn: Corporate Secretary

You should rely only on the information contained or incorporated by reference in this prospectus and the applicable prospectus supplement. We have not authorized anyone else to provide you with additional or different information. We may only use this prospectus to sell securities if it is accompanied by a prospectus supplement. We are only offering these securities in jurisdictions where the offer is permitted. You should not assume that the information in this prospectus or the applicable prospectus supplement or any document incorporated by reference is accurate as of any date other than the dates of the applicable documents.

USE OF PROCEEDS

We intend to use the net proceeds from the sales of securities as set forth in the applicable prospectus supplement.

VALIDITY OF THE SECURITIES

Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities may be passed upon for us by our counsel, King & Spalding LLP, Atlanta, Georgia. Any underwriters will be represented by their own legal counsel.

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EXPERTS

Ernst & Young LLP, an independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014, and the effectiveness of our internal control over financial reporting as of December 31, 2014, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in this registration statement. Our consolidated financial statements as of December 31, 2014 are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on the authority of such firm as experts in accounting and auditing.

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SunTrust Banks, Inc.

                Depositary Shares

Each Representing a 1/100th

Interest in a Share of

Perpetual Preferred Stock, Series G

Joint Bookrunners

Credit Suisse	Goldman, Sachs & Co.	Morgan Stanley	SunTrust Robinson Humphrey